Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
C. R. Bard, Inc.:

We have audited the accompanying consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of C. R. Bard, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C. R. Bard, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), C. R. Bard, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013, and our report dated February 13, 2017 expressed an unqualified opinion on the effectiveness of C. R. Bard, Inc.’s internal control over financial reporting.

/s/ KPMG LLP
Short Hills, New Jersey
February 13, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
C. R. Bard, Inc.:

We have audited C. R. Bard, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013. C. R. Bard, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the effectiveness of C. R. Bard, Inc.’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, C. R. Bard, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013.

The scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of C. R. Bard, Inc.’s consolidated operations except for the operations of Liberator Medical Holdings, Inc., which the company acquired on January 21, 2016. Liberator Medical Holdings, Inc.’s operations represent 2.1% of C. R. Bard, Inc.’s consolidated net sales for the year ended December 31, 2016 and assets associated with Liberator Medical Holdings, Inc.’s operations represent 0.4% of C. R. Bard, Inc.’s consolidated total assets as of December 31, 2016. Our audit of internal control over financial reporting of C. R. Bard, Inc. also excluded an evaluation of the internal control over financial reporting of Liberator Medical Holdings, Inc.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2016, and our report dated February 13, 2017 expressed an unqualified opinion on those consolidated financial statements.

/s/    KPMG LLP
Short Hills, New Jersey
February 13, 2017

C. R. BARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share amounts)

	For the Years Ended December 31,
	2016	2015	2014
Net sales	$3,714,000	$3,416,000	$3,323,600
Costs and expenses:
Cost of goods sold	1,371,700	1,301,200	1,258,600
Marketing, selling and administrative expense	1,101,900	1,012,100	981,500
Research and development expense	292,800	259,200	302,000
Interest expense	54,500	44,900	44,800
Other (income) expense, net	229,400	449,200	290,900

Total costs and expenses	3,050,300	3,066,600	2,877,800

Income from operations before income taxes	663,700	349,400	445,800
Income tax provision	132,300	214,000	151,300

Net income	$531,400	$135,400	$294,500

Basic earnings per share available to common shareholders	$7.15	$1.80	$3.83

Diluted earnings per share available to common shareholders	$7.03	$1.77	$3.76

The accompanying notes are an integral part of these consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Net income	$531,400	$135,400	$294,500
Other comprehensive income (loss)
Change in derivative instruments designated as cash flow hedges, net of tax	(1,200)	(9,600)	900
Foreign currency translation adjustments	(21,800)	(91,100)	(50,400)
Benefit plan adjustments, net of tax	(4,500)	(18,500)	(18,400)

Other comprehensive income (loss)	(27,500)	(119,200)	(67,900)

Comprehensive income	$503,900	$16,200	$226,600

The accompanying notes are an integral part of these consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(dollars in thousands except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$905,000	$950,500
Restricted cash	201,500	80,400
Accounts receivable, less allowances of $7,200 and $7,500, respectively	477,300	445,100
Inventories	483,000	413,700
Other current assets	249,600	79,600
Total current assets	2,316,400	1,969,300

Property, plant and equipment, at cost:
Land	19,200	19,500
Buildings and improvements	322,900	304,500
Machinery and equipment	505,000	483,800
	847,100	807,800
Less accumulated depreciation and amortization	357,600	335,400

Net property, plant and equipment	489,500	472,400
Goodwill	1,260,500	1,140,600
Core and developed technologies, net	686,400	744,300
Other intangible assets, net	323,600	274,800
Deferred tax assets	64,400	50,500
Other assets	165,300	192,100
Total assets	$5,306,100	$4,844,000

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities
Short-term borrowings and current maturities of long-term debt	$—	$250,200
Accounts payable	96,000	70,700
Accrued expenses	809,500	728,900
Accrued compensation and benefits	186,100	187,900
Income taxes payable	17,300	23,000
Total current liabilities	1,108,900	1,260,700
Long-term debt	1,641,700	1,144,100
Other long-term liabilities	861,500	936,700
Deferred tax liabilities	18,900	47,200
Commitments and contingencies
Shareholders’ investment:
Preferred stock, $1 par value, authorized 5,000,000 shares; none issued	—	—
Common stock, $.25 par value, authorized 600,000,000 shares in 2016 and 2015; issued and outstanding 72,899,251 shares in 2016 and 73,697,371 shares in 2015	18,200	18,400
Capital in excess of par value	2,346,800	2,148,400
Accumulated deficit	(454,400)	(503,500)
Accumulated other comprehensive loss	(235,500)	(208,000)
Total shareholders’ investment	1,675,100	1,455,300
Total liabilities and shareholders’ investment	$5,306,100	$4,844,000

The accompanying notes are an integral part of these consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ INVESTMENT
(dollars in thousands except share and per share amounts)

	Common Stock
	Shares	Amount	Capital In Excess Of Par Value	Accumulated Deficit / Retained Earnings	Accumulated Other Comp. (Loss) Inc.	Total

Balance at December 31, 2013	77,436,263	$19,400	$1,729,600	$360,100	$(20,900)	$2,088,200
Net income	—	—	—	294,500	—	294,500
Total other comprehensive loss					(67,900)	(67,900)
Cash dividends declared ($0.87 per share)	—	—	—	(66,400)	—	(66,400)
Issuance of common stock	1,954,647	400	108,900	—	—	109,300
Share-based compensation	—	—	71,600	—	—	71,600
Purchases of common stock	(4,497,427)	(1,100)	—	(658,500)	—	(659,600)
Tax benefit relating to share-based compensation plans	—	—	35,200	—	—	35,200
Balance at December 31, 2014	74,893,483	$18,700	$1,945,300	$(70,300)	$(88,800)	$1,804,900
Net income	—	—	—	135,400	—	135,400
Total other comprehensive loss					(119,200)	(119,200)
Cash dividends declared ($0.94 per share)	—	—	—	(70,600)	—	(70,600)
Issuance of common stock	1,549,177	400	76,900	—	—	77,300
Share-based compensation	—	—	81,800	—	—	81,800
Purchases of common stock	(2,745,289)	(700)	—	(498,000)	—	(498,700)
Tax benefit relating to share-based compensation plans	—	—	44,400	—	—	44,400
Balance at December 31, 2015	73,697,371	$18,400	$2,148,400	$(503,500)	$(208,000)	$1,455,300
Net income	—	—	—	531,400	—	531,400
Total other comprehensive loss					(27,500)	(27,500)
Cash dividends declared ($1.02 per share)	—	—	—	(75,900)	—	(75,900)
Issuance of common stock	1,201,880	300	67,300	—	—	67,600
Share-based compensation	—	—	90,000	—	—	90,000
Purchases of common stock	(2,000,000)	(500)	—	(406,400)	—	(406,900)
Tax benefit relating to share-based compensation plans	—	—	41,100	—	—	41,100
Balance at December 31, 2016	72,899,251	$18,200	$2,346,800	$(454,400)	$(235,500)	$1,675,100

The accompanying notes are an integral part of these consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Years EndedDecember 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$531,400	$135,400	$294,500
Adjustments to reconcile net income to net cash provided by operating activities, net of acquired businesses:
Depreciation and amortization	213,400	193,100	174,100
Litigation charges, net	204,900	588,000	268,900
Restructuring and productivity initiative costs, net of payments	5,000	22,500	9,800
Asset impairments	1,200	4,500	6,800
Settlement of pre-existing relationship related to Medicon	—	49,600	—
Gain on previously held ownership share of Medicon	—	(25,500)	—
Gain on sale of investment	—	—	(7,100)
Acquired in-process research and development	—	—	2,600
Deferred income taxes	(65,400)	(45,100)	(26,900)
Share-based compensation	90,000	81,800	71,400
Inventory reserves and provision for doubtful accounts	24,000	27,400	23,300
Other items	(1,700)	4,200	4,200
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(25,100)	(18,000)	21,300
Inventories	(83,700)	(33,100)	(53,900)
Current liabilities	(318,800)	(217,300)	(35,000)
Taxes	(12,900)	22,600	(105,500)
Other, net	(15,700)	8,000	11,500
Net cash provided by operating activities	546,600	798,100	660,000

Cash flows from investing activities:
Capital expenditures	(100,300)	(102,900)	(126,600)
Change in restricted cash	(121,100)	(31,200)	(31,200)
Payments made for purchases of businesses, net of cash acquired	(202,800)	(97,400)	—
Payments made for intangibles	(900)	(900)	(13,300)
Proceeds from sale of financial instruments and other investments	—	21,000	7,100
Other	1,200	—	700
Net cash used in investing activities	(423,900)	(211,400)	(163,300)

Cash flows from financing activities:
Change in short-term borrowings, net	—	(78,000)	78,000
Proceeds from issuance of long-term debt, net	495,600	—	—
Payments of long-term debt	(250,000)	(4,000)	—
Proceeds from exercises under share-based compensation plans, net	50,900	58,700	98,400
Excess tax benefit relating to share-based compensation plans	41,400	44,200	35,200
Purchases of common stock	(406,900)	(498,700)	(659,600)
Dividends paid	(74,600)	(69,400)	(66,200)
Payments of contingent and deferred consideration	(6,200)	(6,900)	(70,200)
Net cash used in financing activities	(149,800)	(554,100)	(584,400)
Effect of exchange rate changes on cash and cash equivalents	(18,400)	(42,200)	(19,100)
Decrease in cash and cash equivalents during the year	(45,500)	(9,600)	(106,800)
Balance at January 1	950,500	960,100	1,066,900
Balance at December 31	$905,000	$950,500	$960,100

Supplemental cash flow information
Cash paid for:
Interest	$50,200	$42,800	$42,700
Income taxes	169,200	192,300	248,500
Non-cash transactions:
Dividends declared, not paid	$19,300	$18,000	$16,800
Purchases of businesses and related costs	17,100	69,000	3,000

The accompanying notes are an integral part of these consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations - C. R. Bard, Inc. and its subsidiaries (the “company” or “Bard”) are engaged in the design, manufacture, packaging, distribution and sale of medical, surgical, diagnostic and patient care devices. The company markets its products worldwide to hospitals, individual healthcare professionals, extended care facilities and alternate site facilities.

Consolidation - The consolidated financial statements include the accounts of C. R. Bard, Inc. and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. The accounts of most foreign subsidiaries are consolidated as of November 30. No events occurred related to these foreign subsidiaries during the months of December 2016, 2015 or 2014 that materially affected the financial position or results of operations of the company. The company has no material interests in variable interest entities and none that require consolidation.

Use of Estimates in the Preparation of Financial Statements - The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires the company to make estimates and judgments that affect reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities at the date of the financial statements. The company evaluates these estimates and judgments on an ongoing basis and bases its estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

Foreign Currency - Net assets of foreign subsidiaries are translated into U.S. dollars at current year-end rates, and revenues, costs and expenses are translated at average monthly rates during each monthly period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders’ investment. Any foreign currency gains or losses related to monetary assets are charged to other (income) expense, net.

Revenue Recognition - The company’s net sales represent gross sales invoiced to both end-user customers and independent distributors, less certain related charges, including discounts, returns, rebates and other allowances. The company recognizes product revenue when persuasive evidence of a sales arrangement exists, title and risk of loss have transferred, the selling price is fixed or determinable, contractual obligations have been satisfied and collectibility is reasonably assured. Generally, sales to end-user customers and European distributors are recognized at the point of delivery, and sales to domestic distributors are recognized at the time of shipment. In certain circumstances, end-user customers may require the company to maintain consignment inventory at the customer’s location. In the case of consignment inventories, revenue and associated cost are recognized upon the notification of usage by the customer.

Royalty revenue is recognized as earned in accordance with the contract terms when royalty revenue can be objectively determined. If royalty revenue cannot be objectively determined during the quarterly period in which it is earned, then royalty revenue is recognized in the following quarterly period when objective evidence is obtained and the revenue becomes fixed and determinable.

Charges for discounts, returns, rebates and other allowances are recognized as a deduction from revenue on an accrual basis in the period in which the revenue is recorded. The accrual for product returns, discounts and other allowances is based on the company’s history. The company allows customers to return defective or damaged products. Historically, product returns have not been material. The company grants sales rebates to independent distributors based upon the distributor’s reporting of end-user sales and pricing. Sales rebates are accrued by the company in the period in which the sale is recorded. The company’s rebate accrual is based on its history of actual rebates paid. In estimating rebate accruals, the company considers the lag time between the point of sale and the payment of the distributor’s rebate claim, distributor-specific trend analysis and contractual commitments including stated rebate rates. The company’s reserves for rebates are reviewed at each reporting period and adjusted to reflect data available at that time. The company adjusts reserves to reflect any differences between estimated and actual amounts. Such adjustments impact the amount of net product sales revenue recognized by the company in the period of adjustment.

Shipping and Handling Costs - Shipping and handling costs are included in cost of goods sold.

Advertising Costs - Costs related to advertising are expensed as incurred. Advertising expense was $20.8 million, $4.8 million and $4.4 million in 2016, 2015 and 2014, respectively, and is included in marketing, selling and administrative expense.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Research and Development - Research and development expense is comprised of costs related to internal research and development activities, milestone payments for third-party research and development activities, and acquired in-process research and development (“IPR&D”) arising from acquisitions not accounted for as a business combination. IPR&D arising from a business combination are accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of a project. Upon successful completion, a separate determination will be made as to the useful life of the asset and amortization will begin.

Share-Based Compensation - Share-based compensation cost is measured at the grant date based on the fair value of the award. Generally, compensation expense is recognized on a straight-line basis over the vesting period.

Cash Equivalents - Cash equivalents consist of highly liquid investments purchased with an original maturity of three months or less and amounted to $623.2 million and $615.4 million at December 31, 2016 and 2015, respectively.

Accounts Receivable - In addition to trade receivables, accounts receivable included $20.5 million and $20.7 million of non-trade receivables at December 31, 2016 and 2015, respectively.

Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Depreciation - Depreciation is provided over the estimated useful lives of depreciable assets using the straight-line method. The estimated useful lives primarily range from three to 40 years for buildings and improvements and three to 20 years for machinery and equipment. Depreciation expense was $69.9 million, $62.3 million and $56.8 million in 2016, 2015 and 2014, respectively.

Software Capitalization and Amortization - Internally used software, whether purchased or developed, is capitalized and amortized using the straight-line method over an estimated useful life of five to seven years. Capitalized software costs are included in machinery and equipment. The company capitalizes certain costs associated with internal-use software such as the payroll costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with internal-use software are expensed during the design phase until the point at which the project has reached the application development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The company capitalized $16.4 million, $17.1 million and $21.2 million of internal-use software for the years ended December 31, 2016, 2015 and 2014, respectively. Amortization expense for capitalized software was $13.0 million, $11.3 million and $8.5 million in 2016, 2015 and 2014, respectively.

Goodwill - Goodwill is tested for impairment annually at December 31 or more frequently if impairment indicators arise using a fair value based test. The company assigns goodwill recorded in connection with acquisitions to its four reporting units, each of which is one level below the company’s single reporting segment. The fair value of each reporting unit is calculated and compared to its carrying value. In determining the fair value of each reporting unit, the company uses a weighted-average combination of both market and income approaches. The market approach to estimating fair value is based primarily on applying external market information to a historical earnings measure. The income approach to estimating fair value is based on a discounted value of estimated future cash flows of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the company will record an impairment charge for the excess of the carrying value of goodwill over its implied fair value.

Other Intangible Assets - Other intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives ranging from five to 22 years with a weighted average of 13 years. When events or circumstances indicate that the carrying amount of intangible assets may not be recoverable, the company will assess recoverability from future operations using undiscounted cash flows derived from the lowest appropriate asset groupings. To the extent carrying value exceeds the undiscounted cash flows, impairments are recognized in operating results to the extent that the carrying value exceeds the fair value, which is determined based on the net present value of estimated future cash flows.

Income Taxes - Deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The company regularly assesses its tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit. These positions relate to transfer pricing, the deductibility of certain expenses, intercompany transactions, state taxes and other matters. Although the outcome of tax audits is uncertain, provisions for income taxes have been made for potential liabilities resulting from such matters. Any reserves are adjusted once the statutes of limitation have expired or the tax position is remeasured or effectively settled. The company’s policy is to classify interest and penalties related to unrecognized tax positions as income tax expense.

Income Statement Presentation of Taxes Collected from Customers and Remitted to Government Authorities - The company follows a net basis policy with regard to sales, use, value added or any other tax collected from customers and remitted to government authorities, which excludes them from both net sales and expenses.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Treasury Stock - The company accounts for treasury stock purchases as retirements by reducing retained earnings for the cost of the repurchase. Issuances of previously repurchased shares are accounted for as new issuances. There were 43.9 million and 43.1 million of previously repurchased shares at December 31, 2016 and 2015, respectively.

Derivative Instruments - The company recognizes all derivative instruments at fair value on a gross basis in its consolidated balance sheets. Changes in fair value of derivative instruments are recorded in each period in current earnings or accumulated other comprehensive loss depending on whether the derivative instrument is designated as part of a hedged transaction, and if so, the type of hedge transaction.

The company’s objective in managing its exposures to foreign currency fluctuations is to minimize earnings and cash flow volatility associated with future intercompany receivables and payables denominated in foreign currencies. These risks are managed using derivative instruments, mainly through forward currency and option contracts. The company does not utilize derivative instruments for trading or speculative purposes. None of these derivative instruments extend beyond June 2018. All of these derivative instruments are designated and qualify as cash flow hedges. The effective portion of the changes in fair value of the derivative instruments’ gains or losses are reported as a component of accumulated other comprehensive loss and reclassified into earnings on the same line item associated with the forecasted transaction and in the same period or periods when the forecasted transaction affects earnings. At December 31, 2016, all of these derivative instruments were highly effective hedging instruments because they were denominated in the same currency as the hedged item and because the maturities of the derivative instruments matched the timing of the hedged items.

When applicable, foreign currency exposures that arise from remeasuring intercompany loans denominated in currencies other than the functional currency are mitigated through the use of forward contracts. Hedges of these foreign exchange exposures are not designated as hedging instruments for accounting purposes. The gains or losses on these instruments are recognized in earnings and are effectively offset by the gains or losses on the underlying hedged items.

The company may use interest rate swap contracts to manage its net exposure to interest rates on its long-term debt. Under its interest rate swap contract, the company exchanged, at specified intervals, the difference between fixed and floating interest rates calculated by reference to a notional principal amount of these notes. The company’s swap contract was designated and qualified as a fair value hedge. Changes in the fair value of the swap contract offset changes in the fair value of the fixed rate debt due to changes in market interest rates. The company’s interest rate swap contract was settled concurrent with the maturity of the 2.875% fixed-rate notes in January 2016.

The company may use forward starting interest rate swap contracts which are intended to manage its exposure to interest rate volatility in anticipation of issuing fixed-rate debt. The effective portion of the changes in fair value are reported as a component of accumulated other comprehensive loss and are then reclassified into interest expense over the term of the related debt beginning in the period in which the planned debt issuance occurs and the related forward starting swap contract is settled. The company’s forward starting interest rate swap contract was designated and qualified as a cash flow hedge. This contract was settled concurrent with the issuance of the 3.000% senior unsecured notes due 2026 (“3.000% Notes due 2026”) in May 2016.

Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Adopted Accounting Pronouncement – In November 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that simplifies the balance sheet classification of deferred taxes. This update requires all deferred tax assets and liabilities to be reported as non-current in the consolidated balance sheets. The company elected to adopt this update early in the fourth quarter of 2016. See Note 4 of the notes to consolidated financial statements.

In June 2015, the FASB issued an accounting standard update that contains amendments that will affect a wide variety of topics in the accounting standards codification. One of the amendments include a clarification that an equity security has a readily determinable fair value if it meets certain conditions, which include the fair value of an equity security that is an investment in a mutual fund or in a structure similar to a mutual fund is readily determinable if the fair value per share is determined and published and is the basis for current transactions. In 2016, the company adopted this provision of this update and applied the provision retrospectively to 2015. See Note 12 of the notes to the consolidated financial statements.

In April 2015, the FASB issued an accounting standard update that requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt rather than as an asset. In 2016, the company adopted this update. See Note 9 of the notes to consolidated financial statements.

New Accounting Pronouncements Not Yet Adopted – In January 2017, the FASB issued an accounting standard update that clarifies the definition of a business by providing a more robust framework to evaluate whether transactions should be accounted for as an acquisition of assets or business. This update is expected to reduce the number of transactions that will be accounted for as an acquisition of a business. The effects of this update will depend on future acquisitions. The company intends to adopt this standard early as of the beginning of Bard’s 2017 fiscal year.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

In November 2016, the FASB issued an accounting standard update that requires the change in the total of cash, cash equivalents, and restricted cash to be shown in the statement of cash flows. As a result, transfers between cash, cash equivalents, and restricted cash will no longer be presented in the statement of cash flows. This update will be effective as of the beginning of Bard’s 2018 fiscal year, with early adoption permitted. Other than the impact of this change on the statements of cash flows, this update is not expected to have a material impact on the company’s consolidated financial statements.

In October 2016, the FASB issued an accounting standard update that requires the immediate recognition of the income tax effects of intra-entity transfers of assets other than inventory at the time of the transfer. This update will be effective as of the beginning of Bard’s 2018 fiscal year, with early adoption permitted at the beginning of an annual period. The company is assessing the impact of inter-entity transfers on the company’s consolidated financial statements.

In March 2016, the FASB issued an accounting standard update that includes multiple provisions intended to simplify various aspects of the accounting for share-based payments, including the income tax items and the classification of these items on the statement of cash flows. This update will be effective as of the beginning of Bard’s 2017 fiscal year. This standard will result in the recognition of excess income tax benefits to the consolidated statements of income upon settlement of share-based compensation awards, which is largely dependent on the exercise/vesting of awards and variables such as the company’s stock price at the time of the exercise/vesting of awards and the exercise price of the underlying awards. Other than the recognition of excess income tax benefits which may be material to the consolidated statements of income and the classification of these items on the statements of cash flows, this update is not expected to have a material impact on the company’s consolidated financial statements.

In February 2016, the FASB issued a new accounting standard to use in the accounting for leases. The new standard will require, among other items, lessees to recognize most leases on the balance sheet by recording a right-of-use asset and a lease liability. This standard will be effective as of the beginning of Bard’s 2019 fiscal year. Other than this impact to the company’s consolidated balance sheet, the new standard is not expected to have a material impact on the company’s consolidated financial statements.

In May 2014, the FASB issued a new accounting standard that provides for a comprehensive model to use in the accounting for revenue arising from contracts with customers. Under this standard, revenue will be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued an accounting standard update to defer this standard’s effective date for one year, which will now begin with Bard’s 2018 fiscal year. Under this standard, the company expects to recognize royalty revenue in earlier periods than under its current policy, and for other contracts that do not meet the new criteria for recognizing revenue over time. In addition, revenue will be recognized in earlier periods, where the company maintains risk of loss for products that are in-transit to the customer. The company has made substantial progress in its evaluation of the new standard, and other than these items, this standard is not expected to have a material impact on the company’s consolidated financial statements. The company will continue to assess the new standard, as well as updates to the standard that have been proposed by the FASB. The company intends to adopt the standard under the modified retrospective approach beginning with Bard’s 2018 fiscal year.

2. Acquisitions

The company acquires businesses, products and technologies to augment its existing product lines and from time-to-time may divest businesses or product lines for strategic reasons. Unaudited pro forma financial information has not been presented because the effects of acquisitions were not material on either an individual or aggregate basis.

Acquisitions

On January 21, 2016, the company acquired all of the outstanding shares of Liberator Medical Holdings, Inc. (“Liberator”), a publicly-held direct-to-consumer distributor of urological catheters, ostomy supplies, mastectomy fashions and diabetic medical supplies for a purchase price of $181.1 million. This acquisition enhanced the company’s position in the home healthcare market in the United States. The acquisition was accounted for as a business combination, and the results of operations have been included in the company’s results since the acquisition date. The fair value of the assets acquired and the liabilities assumed results in the recognition of: customer relationships of $53.0 million; other intangibles of $26.0 million, primarily consisting of a trade name and non-compete agreements; deferred tax liabilities of $31.6 million, primarily associated with intangible assets; and other net assets of $11.9 million. The excess of the purchase price over fair value of the acquired net assets was recorded as goodwill of $121.8 million. The goodwill recognized includes the value of expected market expansion in the home healthcare market through Liberator’s direct-to-consumer capabilities that provide additional opportunity for market penetration. Additionally, synergies are expected to result from the alignment of sales call points within the company’s sales organization. The goodwill is not deductible for tax purposes. Customer relationships and other intangible assets are being amortized over their weighted average estimated useful lives of approximately 12 years and 8 years, respectively.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

On December 3, 2015, the company, through a wholly-owned foreign subsidiary, acquired all of the outstanding shares of Embo Medical Limited (“Embo”), a privately-held company headquartered in Galway, Ireland, specializing in the development of peripheral embolization devices. The total purchase consideration included an up-front cash payment of $21.0 million and the fair value of future additional milestone payments of up to $22.5 million that are contingent upon specific regulatory and revenue-related milestones being achieved, which had a fair value of $16.6 million as of the acquisition date. The acquisition was recognized in the first quarter of 2016 for this foreign subsidiary. The fair value of the assets acquired and the liabilities assumed resulted in the recognition of: an IPR&D asset of $36.1 million related to the development of the CaterpillarTM vascular plug device; goodwill of $4.4 million; and other net liabilities of $2.9 million. The goodwill is not deductible for tax purposes. The fair value of the IPR&D asset was determined based upon the present value of expected future cash flows adjusted for the probability of technological and regulatory success, utilizing a risk-adjusted discount rate of 17.5%. The fair value of the future contingent consideration was determined utilizing a probability weighted cash flow estimate adjusted for the expected timing of the payment.

On November 2, 2015, the company acquired Kobayashi Pharmaceutical Co., Ltd.’s (“Kobayashi”) 50% ownership share in Medicon, Inc. (“Medicon”), through a share redemption (the “Medicon Acquisition”). Medicon was a joint venture company equally-owned by the company and Kobayashi and was a distributor of Bard’s products in Japan. As a result of the Medicon Acquisition, the company now owns 100% of the outstanding shares of Medicon. The acquisition provides the company with greater control over its operations in Japan. The total consideration of $138.0 million, denominated in Japanese Yen, included an up-front cash payment of approximately $24.9 million at closing; the present value of future payments totaling approximately $65.8 million; settlement of an accounts receivable balance due from Medicon of $42.0 million; and the fair value of an off-market supply contract of $5.3 million. The future payments will be paid in Japanese Yen over a 10 year period, subject to exchange rate fluctuations. The liability for future payments was $52.3 million, of which $39.5 million was recorded to other long-term liabilities, and $66.0 million, of which $50.3 million was recorded to other long-term liabilities, at December 31, 2016 and 2015, respectively. The company will make future payments of $41.0 million over the next five years.

The fair value of the purchase consideration for the Medicon Acquisition was $88.4 million. In addition, the company recorded an expense of $49.6 million ($33.5 million after tax) to other (income) expense, net, related to the settlement of a pre-existing contractual relationship, which included a management fee provision. The settlement amount was calculated as the present value of the differential between the forecasted payments under the pre-existing contract and those of an at-market contract. Immediately prior to the Medicon Acquisition, the fair value of the company’s existing 50% ownership share in Medicon of $46.4 million was determined using the present value of expected future cash flows. In connection with the fair value measurement of this ownership share, the company recorded a gain of $25.5 million to other (income) expense, net.

The Medicon Acquisition was accounted for as a business combination, and the results of operations have been included in the company’s results since the acquisition date. The fair value of the assets acquired and the liabilities assumed results in the recognition of: customer relationships of $13.0 million; other intangible assets of $4.0 million, primarily related to regulatory assets; other net assets of $93.0 million, primarily consisting of inventory, accounts receivable, financial instruments, and pension obligations; and deferred tax liabilities of $8.8 million, primarily associated with intangible assets. An IPR&D asset of $11.9 million was recorded for the ongoing clinical trials required to obtain regulatory approval for certain of Bard’s products in the Japanese health care market. The fair value of the IPR&D asset was determined utilizing the replacement cost method. The excess of the purchase price over fair value of the acquired net assets was recorded as goodwill of $21.7 million. The goodwill recognized includes the value of Medicon’s assembled workforce and expected other cost synergies. A portion of the goodwill is deductible for tax purposes. Customer relationships and other intangibles assets are being amortized over their weighted average estimated useful lives of approximately 12 years and 10 years, respectively. The company incurred acquisition-related transaction costs of $2.4 million, which were expensed to marketing, selling and administrative expense.

Prior to the Medicon Acquisition, the company accounted for the joint venture under the equity method of accounting. The company recorded sales to Medicon of $139.6 million for the period from January 1, 2015 through November 1, 2015 and $156.3 million for the year ended 2014. The company eliminated the intercompany profits on sales to Medicon until Medicon sold the company’s products to a third party. The company recorded equity losses of $0.4 million for the period from January 1, 2015 through November 1, 2015 and $0.3 million for the year ended 2014. There were no dividends received from Medicon in 2015. The company received dividends from Medicon of $1.5 million for the year ended December 31, 2014.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

On July 1, 2015, the company acquired all of the outstanding shares of Vascular Pathways, Inc. (“VPI”), a privately-held developer and supplier of vascular access devices. VPI manufactures the AccuCath® Intravenous Catheter System, a United States Food and Drug Administration cleared device that enables rapid and safe peripheral intravenous (“PIV”) insertion. This acquisition allows the company to expand its wire-assist PIV technology platform to address unmet clinical needs and will supplement its intellectual property portfolio for wire-assist vascular access devices.  The total purchase consideration of $81.5 million included the fair value of future contingent consideration of up to $15 million, which is based on specific revenue-based and manufacturing-related milestones. The fair value of the future contingent consideration was determined by utilizing a probability weighted cash flow estimate adjusted for the expected timing of the payment and was not material as of the acquisition date. The acquisition was accounted for as a business combination, and the results of operations have been included in the company’s results since the acquisition date. The fair value of the assets acquired and the liabilities assumed results in the recognition of: developed technologies of $65.0 million; deferred tax liabilities of $24.8 million, primarily associated with intangible assets; deferred tax assets of $9.9 million, consisting primarily of net operating loss carryforwards; and other net liabilities of $11.0 million. The excess of the purchase price over fair value of the acquired net assets was recorded as goodwill of $42.4 million. The goodwill recognized includes the value of future product applications for wire-assist vascular access devices that did not meet the criteria for separate recognition of IPR&D and provides for call point synergies within the company’s sales organization. The goodwill is not deductible for tax purposes. Developed technologies are being amortized over their estimated useful lives of approximately 12 years. The company incurred acquisition-related transaction costs of $2.2 million, of which $1.2 million were expensed to marketing, selling and administrative expense and $1.0 million were expensed to research and development expense.

3. Asset Impairments

During 2016, the company recorded $1.2 million ($1.2 million after tax) to cost of goods sold for the impairment of a prepaid asset. During 2015 and 2014, the company recorded $4.5 million ($2.8 million after tax) and $6.8 million ($4.3 million after tax), respectively, to research and development expense for the impairment of IPR&D projects, primarily due to changes in cash flow assumptions.

Asset impairment charges were measured at fair value using significant unobservable inputs that are categorized as Level 3 under the fair value hierarchy, which is described further in Note 6 of the notes to consolidated financial statements.

4. Income Taxes

The components of income from operations before income taxes for the following years ended December 31 consisted of:

	2016	2015	2014
(dollars in millions)
United States	$268.1	$550.3	$344.3
Foreign	395.6	(200.9)	101.5
	$663.7	$349.4	$445.8

The income tax provision for the following years ended December 31 consisted of:

	2016	2015	2014
(dollars in millions)
Current provision
Federal	$132.3	$196.8	$130.1
Foreign	44.5	40.8	32.3
State	20.9	21.5	15.8
	197.7	259.1	178.2

Deferred (benefit) provision
Federal	(62.1)	(18.3)	(17.8)
Foreign	4.4	(26.5)	(3.9)
State	(7.7)	(0.3)	(5.2)
	(65.4)	(45.1)	(26.9)
	$132.3	$214.0	$151.3

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Deferred tax assets and deferred tax liabilities at December 31 consisted of:

	2016	2015
(dollars in millions)
Deferred tax assets
Employee benefits	$184.2	$180.1
Inventory	12.4	12.2
Receivables and rebates	31.7	29.6
Accrued expenses	259.8	165.2
Loss carryforwards and credits	77.7	81.4
Other	2.5	—
Gross deferred tax assets	568.3	468.5
Valuation allowance	(53.3)	(51.1)

	515.0	417.4
Deferred tax liabilities
Intangibles	346.2	338.8
Accelerated depreciation	16.9	16.3
Receivables and other	106.4	59.0
	469.5	414.1
	$45.5	$3.3

As discussed in Note 1 of the notes to consolidated financial statements, the company retrospectively adopted an accounting standard update early. This update requires all deferred tax assets and liabilities to be reported as non-current in the consolidated balance sheets. The adoption of this update had the following impact on the 2015 consolidated balance sheet amounts as previously reported: short-term deferred tax assets decreased by $123.9 million, deferred tax assets increased by $28.7 million, accrued expenses decreased by $1.1 million and deferred tax liabilities decreased by $94.1 million.

At December 31, 2016, the company had federal net operating loss carryforwards of $34.3 million, which expire between 2027 and 2036, state net operating loss carryforwards of $415.2 million, which expire between 2017 and 2037, foreign net operating loss carryforwards of $158.4 million, which expire between 2018 and 2027, and foreign net operating loss carryforwards of $24.5 million with an indefinite life. The company also had various tax credits of $11.5 million with an indefinite life and $12.3 million that expire between 2018 and 2033.

The company records valuation allowances to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. The company considers future taxable income and the periods over which it must be earned in assessing the need for valuation allowances. In the event the company determines it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to expense in the period such determination was made. At December 31, 2016, the valuation allowance primarily related to state and foreign net operating loss carryforward and credits, and to certain other state deferred tax assets.

A reconciliation between the effective income tax rate and the federal statutory rate for the following years ended December 31 is:

	2016	2015		2014
Federal statutory rate	35%	35%		35%
State taxes, net of federal benefit	1%	4%		2%
Operations taxed at other than U.S. rate	(13)%	24	%(A)	(2	)%(A)
Research and development tax credit	(1)%	(2)%		(1)%
Other	(2)%	—		—
	20%	61%		34%

(A)	Includes the tax effects of litigation charges, net, which consist primarily of product liability claims allocated to a low tax jurisdiction.

The company’s foreign tax incentives consist of incentive tax grants in Malaysia and Puerto Rico. The company’s grant in Malaysia expired during 2015 and the company’s grant in Puerto Rico will expire in 2028. The approximate dollar and per share effects of the Malaysian and Puerto Rican tax grants were as follows:

	2016	2015(A)	2014(A)
(dollars in millions, except per share amounts)
Tax benefit	$92.2	$2.3	$7.0
Per share benefit	$1.23	$0.03	$0.09

(A)	Litigation charges, net, reduced the tax benefit recognized from the incentive tax grant in Puerto Rico.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. A reconciliation of the gross amounts of unrecognized tax benefits, excluding interest and penalties, is as follows:

	2016	2015
(dollars in millions)
Balance, January 1	$22.3	$36.1
Additions related to prior year tax positions	0.7	2.9
Reductions related to prior year tax positions	(2.7)	(4.8)
Additions for tax positions of the current year	3.4	2.1
Settlements	(1.1)	(12.4)
Lapse of statutes of limitation	(1.1)	(1.6)
Balance, December 31	$21.5	$22.3

The company operates in multiple taxing jurisdictions and faces audits from various tax authorities regarding transfer pricing, the deductibility of certain expenses, intercompany transactions and other matters. As of December 31, 2016, the liability for unrecognized tax benefits related to federal, state and foreign taxes was $21.5 million (of which $18.4 million would impact the effective tax rate if recognized), plus $2.6  million of accrued interest. As of December 31, 2015, the liability for unrecognized tax benefits was $22.3 million plus $2.8 million of accrued interest. Interest and penalties associated with uncertain tax positions amounted to expense of $0.3 million in both 2016 and 2015, and a credit of $0.2 million in 2014.

The company is currently under examination in several tax jurisdictions and remains subject to examination until the statutes of limitation expire. Within specific countries, the company may be subject to audit by various tax authorities, and subsidiaries operating within the country may be subject to different statutes of limitation expiration dates. As of December 31, 2016, a summary of the tax years that remain subject to examination in the company’s major tax jurisdictions are:

United States – federal	2014 and forward
United States – states	2008 and forward
China	2008 and forward
Germany	2010 and forward
Japan	2012 and forward
Malaysia	2010 and forward
Puerto Rico	2012 and forward
United Kingdom	2015 and forward

In 2016 and 2014, the company’s income tax provision was reduced by $2.6 million and $10.9 million, respectively, as a result of the completion of certain U.S. Internal Revenue Service (“IRS”) examinations. Depending upon open tax examinations and/or the expiration of applicable statutes of limitation, the company believes that it is reasonably possible that the total amount of unrecognized tax benefits may decrease by up to $5.1 million within the next 12 months.

At December 31, 2016, the company did not provide for income taxes on the undistributed earnings of certain foreign operations of approximately $2.5 billion as it is the company’s intention to permanently reinvest these undistributed earnings outside of the United States. Determination of the amount of unrecognized deferred tax liability related to these permanently reinvested earnings is not practicable.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

5. Earnings per Common Share

Earnings per share (“EPS”) is computed under the two-class method, which requires nonvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents to be treated as a separate class of securities in calculating EPS. Participating securities include nonvested restricted stock and units, nonvested shares or units under the management stock purchase program, and certain other nonvested stock-based awards. EPS is computed using the following common share information for the following years ended December 31:

	2016	2015	2014
(dollars and shares in millions)
EPS Numerator:
Net income attributable to common shareholders	$531.4	$135.4	$294.5
Less: Income allocated to participating securities	2.6	1.9	4.8
Net income available to common shareholders	$528.8	$133.5	$289.7

EPS Denominator:
Weighted average common shares outstanding	74.0	74.1	75.6
Dilutive common share equivalents from share-based compensation plans	1.2	1.3	1.5
Weighted average common and common equivalent shares outstanding, assuming dilution	75.2	75.4	77.1

6. Financial Instruments

Foreign Exchange Derivative Instruments

The company enters into readily marketable forward and option contracts with financial institutions to help reduce its exposure to foreign currency exchange rate fluctuations. These contracts limit volatility because gains and losses associated with foreign currency exchange rate movements are generally offset by movements in the underlying hedged item. The notional value of the company’s forward currency and option currency contracts was $243.2 million and $191.6 million at December 31, 2016 and 2015, respectively.

Interest Rate Derivative Instruments

In January 2016, the company’s outstanding interest rate swap contract was settled concurrent with the maturity of the underlying 2.875% fixed-rate notes. The notional value of the company’s interest rate swap was $250 million and effectively converted these fixed-rate notes to a floating-rate instrument.

In May 2016, the company’s forward starting interest rate swap contract with a notional value of $250 million was settled concurrent with the issuance of the 3.000% Notes due 2026. The fair value of the forward starting interest rate swap contract at settlement recorded in accumulated other comprehensive loss was a loss of $23.3 million. This loss will be recognized as interest expense over the term of the 3.000% Notes due 2026.

The location and fair value of derivative instruments that are designated as hedging instruments recognized in the consolidated balance sheets at December 31, are as follows:

		Fair Value of Derivatives
Derivatives Designated as Hedging Instruments	Balance Sheet Location	2016	2015
(dollars in millions)
Forward currency contracts	Other current assets	$10.9	$2.9
Option currency contracts	Other current assets	—	3.8
Interest rate swap contract	Other current assets	—	0.2
Forward currency contracts	Other assets	3.9	—
		$14.8	$6.9

Forward currency contracts	Accrued expenses	$6.2	$6.2
Interest rate swap contract	Accrued expenses	—	8.0
		$6.2	$14.2

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The location and amounts of gains and losses on derivative instruments designated as cash flow hedges and the impact on shareholders’ investment for the years ended December 31, are as follows:

	Gain/(Loss) Recognized in Other Comprehensive Income (Loss)			Location of Gain/(Loss) Reclassified From Accumulated Other Comprehensive Loss into Income	Gain/(Loss) Reclassified from Accumulated Other Comprehensive Loss into Income
(dollars in millions)	2016	2015	2014		2016	2015	2014
Forward currency contracts	$2.3	$(5.1)	$(4.6)	Cost of goods sold	$(7.7)	$(2.3)	$1.4
Option currency contracts	(3.4)	10.1	6.8	Cost of goods sold	(0.6)	13.4	(2.0)
Interest rate swap contract	(15.3)	(8.2)	0.2	Interest expense	(1.5)	—	—
	$(16.4)	$(3.2)	$2.4		$(9.8)	$11.1	$(0.6)

At December 31, 2016, the company had losses of approximately $0.2 million in accumulated other comprehensive loss in the consolidated balance sheet that are expected to be reclassified into earnings in 2017.

Financial Instruments Measured at Fair Value on a Recurring Basis

Fair value is defined as the exit price that would be received to sell an asset or paid to transfer a liability. Fair value is a market-based measurement that is determined using assumptions that market participants would use in pricing an asset or liability. The fair value guidance establishes a three-level hierarchy which maximizes the use of observable inputs and minimizes the use of unobservable inputs used in measuring fair value. The levels within the hierarchy range from Level 1 having observable inputs to Level 3 having unobservable inputs.

The following table summarizes certain financial instrument assets/(liabilities) measured at fair value on a recurring basis at December 31:

	2016	2015
(dollars in millions)
Forward currency contracts	$8.6	$(3.3)
Option currency contracts	—	3.8
Interest rate swap contracts	—	(7.8)

The fair values were measured using significant other observable inputs and valued by reference to similar financial instruments, adjusted for restrictions and other terms specific to each instrument. These financial instruments are categorized as Level 2 under the fair value hierarchy.

The fair value of the liability for contingent consideration related to acquisitions was measured using significant unobservable inputs and is categorized as Level 3 under the fair value hierarchy. The change in the liability for contingent consideration is as follows:

	2016	2015
(dollars in millions)
Balance, January 1	$11.2	$23.1
Purchase price contingent consideration	17.1	5.7
Payments	(2.3)	(8.0)
Change in fair value of contingent consideration	(11.1)	(9.6)
Balance, December 31	$14.9	$11.2

Financial Instruments Not Measured at Fair Value

The estimated fair value of long-term debt (including current maturities and the effect of the related swap contract) was $1,688.0 million and $1,449.8 million at December 31, 2016 and 2015, respectively. The fair value was estimated using dealer quotes for similarly-rated debt instruments over the remaining contractual term of the company’s obligation and is categorized as Level 2 under the fair value hierarchy.

The fair value of the deferred future payments related to the Medicon Acquisition of $52.3 million and $66.0 million at December 31, 2016 and 2015, respectively, approximated the carrying value. During 2016, the company made a payment related to the Medicon Acquisition of $18.4 million. The fair value was estimated by discounting the future payments based upon the timing of such payments and is categorized as Level 2 under the fair value hierarchy.

Concentration Risks

The company is potentially subject to concentration of credit risk through its cash equivalents and accounts receivable. The company performs periodic evaluations of the relative credit standing of its financial institutions and limits the amount of credit exposure with any one institution. Concentrations of risk with respect to trade accounts receivable are limited due to the large number of customers dispersed across many geographic areas.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Accounts receivable balances include sales to government-supported healthcare systems outside the United States. The company monitors economic conditions and evaluates accounts receivable in certain countries for potential collection risks. Economic conditions and other factors in certain countries, particularly in Spain, Italy, Greece and Portugal, have resulted in, and may continue to result in, an increase in the average length of time that it takes to collect these accounts receivable and may require the company to re-evaluate the collectability of these receivables in future periods. At December 31, 2016, the company’s accounts receivable, net of allowances, from the national healthcare systems and private sector customers in these four countries was $44.6 million, of which $3.3 million was greater than 365 days past due.

Sales to distributors, which supply the company’s products to many end-users, accounted for approximately 36% of the company’s net sales in 2016 and the five largest distributors combined accounted for approximately 51% of distributors’ sales in 2016. One large distributor accounted for approximately 8% of the company’s net sales in 2016 and 9% of the company’s net sales in each of 2015 and 2014. This distributor represented gross receivables of approximately $37.3 million and $45.4 million as of December 31, 2016 and 2015, respectively.

7. Inventories

Inventories at December 31 consisted of:

	2016	2015
(dollars in millions)
Finished goods	$292.8	$252.3
Work in process	27.0	23.8
Raw materials	163.2	137.6
	$483.0	$413.7

Consigned inventory was $59.4 million and $53.2 million at December 31, 2016 and 2015, respectively.

8. Other Intangible Assets

Other intangible assets at December 31 consisted of:

	2016		2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(dollars in millions)
Core and developed technologies	$1,197.7	$(511.3)	$1,161.6	$(417.3)
Customer relationships	171.6	(53.2)	150.1	(70.3)
In-process research and development	121.5	—	115.7	—
Other intangibles	190.8	(107.1)	184.9	(105.6)
	$1,681.6	$(671.6)	$1,612.3	$(593.2)

Amounts capitalized as IPR&D are accounted for as indefinite-lived intangible assets until completion or abandonment of the project. See Note 3 of the notes to consolidated financial statements for further discussion of IPR&D impairment charges.

Amortization expense was $130.5 million, $119.5 million and $108.8 million in 2016, 2015 and 2014, respectively. The estimated amortization expense for the years 2017 through 2021 based on the company’s amortizable intangible assets as of December 31, 2016 is as follows: 2017 - $127.6 million; 2018 - $123.6 million; 2019 - $119.2 million; 2020 - $107.0 million; and 2021 - $88.5 million.

9. Debt

Long-term debt including current maturities at December 31 consisted of:

	2016	2015
(dollars in millions)
2.875% notes due 2016	$—	$250.2
1.375% notes due 2018	499.1	498.2
4.40% notes due 2021	496.9	496.1
3.000% notes due 2026	495.9	—
6.70% notes due 2026	149.8	149.8
	$1,641.7	$1,394.3

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

As discussed in Note 1 of the notes to consolidated financial statements, the company retrospectively adopted an accounting standard update that requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt. The adoption of this update required the reclassification of $3.7 million from other assets to long-term debt on the 2015 consolidated balance sheet.

In January 2016, the company redeemed, at maturity, its 2.875% notes due 2016, primarily through the issuance of commercial paper. On May 9, 2016, the company issued $500 million aggregate principal amount of 3.000% senior unsecured notes due 2026. Interest on the notes is payable semi-annually. Net proceeds from this offering were approximately $495.6 million, after deducting debt offering costs, consisting of underwriting commissions and offering expenses of $4.3 million and a debt issuance discount of $0.1 million, which were both recorded to long-term debt. The debt offering costs and debt issuance discount will be amortized over the term of the notes. Net proceeds from the issuance of the notes were used for general corporate purposes, including repayment of outstanding commercial paper.

With the exception of the 6.70% notes due 2026, the notes included in the above table are redeemable in whole or in part at any time, at the company’s option at specified redemption prices or, at the holder’s option, upon change of control triggering event, as defined in the applicable indenture.

In November 2016, the company amended its $1.0 billion five-year committed syndicated bank credit facility that was scheduled to expire in November 2020. The amendment extends the commitment termination date until November 2021. The amended credit facility supports the company’s commercial paper program and can be used for general corporate purposes. The facility includes pricing based on the company’s long-term credit ratings and includes a financial covenant that limits the amount of total debt to total capitalization. At December 31, 2016, the company was in compliance with this covenant. There were no commercial paper borrowings outstanding at December 31, 2016 or 2015.

10. Commitments and Contingencies

In the ordinary course of business, the company is subject to various legal proceedings, investigations and claims, including, for example, environmental matters, employment disputes, disputes on agreements and other commercial disputes. In addition, the company operates in an industry susceptible to significant product liability and patent legal claims. The company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and reasonably estimable. If the estimate of a probable loss is a range and no amount within the range is more likely, the company accrues the minimum amount of the range. Legal costs associated with these matters are expensed as incurred. At any given time, in the ordinary course of business, the company is involved as either a plaintiff or defendant in a number of patent infringement actions. If a third party’s patent infringement claim were to be determined against the company, the company might be required to make significant royalty or other payments or might be subject to an injunction or other limitation on its ability to manufacture or distribute one or more products. If a patent owned by or licensed to the company is found to be invalid or unenforceable, the company might be required to reduce the value of certain intangible assets on the company’s balance sheet and to record a corresponding charge, which could be significant in amount. Many of the company’s legal proceedings and claims could have a material adverse effect on its business, results of operations, financial condition and/or liquidity.

The company requires limited product warranty accruals as the majority of the company’s products are intended for single use. Certain of the company’s products carry limited warranties that in general do not exceed one year from sale. The company accrues estimated product warranty costs at the time of sale.

Product Liability Matters

Hernia Product Claims

As of December 31, 2016, approximately 25 federal and 65 state lawsuits involving individual claims by approximately 90 plaintiffs, as well as one putative class action in the United States, are currently pending against the company with respect to its Composix® Kugel® and certain other hernia repair implant products (collectively, the “Hernia Product Claims”). The company voluntarily recalled certain sizes and lots of the Composix® Kugel® products beginning in December 2005. In June 2007, the Composix® Kugel® lawsuits and, subsequently, other hernia repair product lawsuits, pending in federal courts nationwide were transferred into one Multidistrict Litigation (“MDL”) for coordinated pre-trial proceedings in the United States District Court for the District of Rhode Island. The MDL stopped accepting new cases in the second quarter of 2014 and was terminated in November 2016, at which time the remaining federal lawsuits were remanded to their courts of original jurisdiction for trial.  As of December 31, 2016, all but one of the putative class actions pending against the company was dismissed. The remaining putative class action pending against the company has not been certified and seeks: (i) medical monitoring; (ii) compensatory damages; (iii) punitive damages; (iv) a judicial finding of defect and causation; and/or (v) attorneys’ fees. In April 2014, a settlement was reached with respect to the three putative Canadian class actions within amounts previously recorded by the company. Approximately 50 of the state lawsuits, involving individual claims by approximately 50 plaintiffs, are pending in the Superior Court of the State of Rhode Island, with the remainder in various other jurisdictions. The Hernia Product Claims also generally seek damages for personal injury resulting from use of the products.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The company has resolved the majority of its historical Hernia Product Claims, including through agreements or agreements in principle with various plaintiffs’ law firms to settle their respective inventories of cases. Each agreement involving the settlement of a firm’s inventory of claims was subject to certain conditions, including requirements for participation in the proposed settlements by a certain minimum number of plaintiffs. In addition, the company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Hernia Product Claims, and intends to vigorously defend Hernia Product Claims that do not settle, including through litigation. The company expects additional trials of Hernia Product Claims to take place over the next 12 months. The company cannot give any assurances that the resolution of the Hernia Product Claims that have not settled, including asserted and unasserted claims and the putative class action lawsuit, will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

Women’s Health Product Claims

As of December 31, 2016, product liability lawsuits involving individual claims by approximately 6,235 plaintiffs are currently pending against the company in various federal and state jurisdictions alleging personal injuries associated with the use of certain of the company’s surgical continence products for women, which includes products manufactured by both the company and two subsidiaries of Medtronic plc (as successor in interest to Covidien plc) (“Medtronic”), each a supplier of the company. Medtronic has an obligation to defend and indemnify the company with respect to any product defect liability for products its subsidiaries had manufactured. As described below, in July 2015 the company reached an agreement with Medtronic regarding certain aspects of Medtronic’s indemnification obligation. In addition, five putative class actions in the United States and five putative class actions in Canada have been filed against the company, and a limited number of other claims have been filed or asserted in various non-U.S. jurisdictions. The foregoing lawsuits, unfiled or unknown claims, putative class actions and other claims, together with claims that have settled or are the subject of agreements or agreements in principle to settle, are referred to collectively as the “Women’s Health Product Claims”. The Women’s Health Product Claims generally seek damages for personal injury resulting from use of the products. The putative class actions, none of which has been certified, seek: (i) medical monitoring; (ii) compensatory damages; (iii) punitive damages; (iv) a judicial finding of defect and causation; and/or (v) attorneys’ fees. In April 2015, the Ontario Superior Court of Justice dismissed the plaintiffs’ motion for class certification in one Canadian putative class action. In March 2016, the company reached an agreement in principle to resolve all Canadian putative class actions, with the exception of a Quebec class action, within amounts previously recorded by the company, which settlement was finalized in September 2016. In January 2017, the court approved the discontinuance of the proposed Quebec class action.

In October 2010, the Women’s Health Product Claims involving solely Avaulta® products pending in federal courts nationwide were transferred into an MDL in the United States District Court for the Southern District of West Virginia (the “WV District Court”), the scope of which was later expanded to include lawsuits involving all women’s surgical continence products that are manufactured or distributed by the company. The first trial in a state court was completed in California in July 2012 and resulted in a judgment against the company of approximately $3.6 million. On appeal the decision was affirmed by the appellate court in November 2014. The company filed a petition for review to the California Supreme Court on December 24, 2014, which was denied on February 18, 2015. The judgment in this matter, including interest and costs, was paid on March 20, 2015 within the amounts previously recorded by the company. The first trial in the MDL commenced in July 2013 and resulted in a judgment against the company of approximately $2 million, which was upheld by the Fourth Circuit on January 14, 2016. The company does not believe that any verdicts entered to date are representative of potential outcomes of all Women’s Health Product Claims. On January 16, 2014 and July 31, 2014, the WV District Court ordered that the company prepare 200 and then an additional 300 individual cases, respectively, for trial (the “2014 WHP Pre-Trial Orders”) (the timing for which is currently unknown). The 2014 WHP Pre-Trial Orders resulted in significant additional litigation-related defense costs beginning in the second quarter of 2014 and continuing through the second quarter of 2015. In February 2015, the WV District Court appointed a Special Master to assist with settlement resolution. In June 2015, the WV District Court issued an order staying the requirement to prepare a significant portion of the cases covered by the 2014 WHP Pre-Trial Orders. Substantially all of the 500 individual cases that are the subject of the 2014 WHP Pre-Trial Orders have been part of agreements or agreements in principle to settle with various plaintiff law firms. In December 2016, the WV District Court lifted the stay of the 2014 WHP Pre-Trial Orders and remanded five of the unsettled cases to their courts of original jurisdiction for trial. In response to a January 27, 2017 court order, the company is required to prepare an additional approximately 243 individual cases for trial (together with the 2014 WHP Pre-Trial Orders, the “WHP Pre-Trial Orders”). The WHP Pre-Trial Orders may result in material additional cost in future periods in defending Women’s Health Product Claims. The WV District Court may also order that the company prepare additional cases for trial, which could result in material additional costs in future periods.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

As of December 31, 2016, the company reached agreements or agreements in principle with various plaintiffs’ law firms to settle their respective inventories of cases totaling approximately 11,000 Women’s Health Product Claims, including approximately: 560 during 2014, 6,285 during 2015 and 4,155 during 2016. The company believes that these Women’s Health Product Claims are not the subject of Medtronic’s indemnification obligation. These settlement agreements and agreements in principle include unfiled and previously unknown claims held by various plaintiffs’ law firms, which have not been included in the approximate number of lawsuits set forth in the first paragraph of this section. Each agreement is subject to certain conditions, including requirements for participation in the proposed settlements by a certain minimum number of plaintiffs. The company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Women’s Health Product Claims, which may include additional inventory settlements. Notwithstanding these settlement efforts, the company anticipates additional trials over the next 12 months. In addition, one or more possible consolidated trials may occur in the future.

In July 2015, as part of the agreement noted above, Medtronic agreed to take responsibility for pursuing settlement of certain of the Women’s Health Product Claims that relate to products distributed by the company under supply agreements with Medtronic and the company has paid Medtronic $121 million towards these potential settlements. The company also may, in its sole discretion, transfer responsibility for settlement of additional Women’s Health Product Claims to Medtronic on similar terms. The agreement does not resolve the dispute between the company and Medtronic with respect to Women’s Health Product Claims that do not settle, if any. As part of the agreement, Medtronic and the company agreed to dismiss without prejudice their previously filed litigation with respect to Medtronic’s obligation to defend and indemnify the company.

The approximate number of lawsuits set forth in the first paragraph of this section does not include approximately 600 generic complaints involving women’s health products where the company cannot, based on the allegations in the complaints, determine whether any of those cases involve the company’s women’s health products. In addition, the approximate number of lawsuits set forth in the first paragraph of this section does not include approximately 830 claims that have been threatened against the company but for which complaints have not yet been filed.  In addition, the company has limited information regarding the nature and quantity of these and other unfiled or unknown claims.  During the course of engaging in settlement discussions with plaintiffs’ law firms, the company has learned, and may in future periods learn, additional information regarding these and other unfiled or unknown claims, or other lawsuits, which could materially impact the company’s estimate of the number of claims or lawsuits against the company.  While the company continues to engage in discussions with other plaintiffs’ law firms regarding potential resolution of unsettled Women’s Health Product Claims and intends to vigorously defend the Women’s Health Product Claims that do not settle, including through litigation, it cannot give any assurances that the resolution of these claims will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

Filter Product Claims

As of December 31, 2016, product liability lawsuits involving individual claims by approximately 1,425 plaintiffs are currently pending against the company in various federal and state jurisdictions alleging personal injuries associated with the use of the company’s vena cava filter products (all lawsuits, collectively, the “Filter Product Claims”). In August 2015, the Judicial Panel for Multi-District Litigation (“JPML”) ordered the creation of a Multi-District Litigation for all federal Filter Product Claims (the “IVC Filter MDL”) in the District of Arizona. There are approximately 1,375 Filter Product Claims that have been, or shortly will be, transferred to the IVC Filter MDL, including one medical monitoring class action. The remaining approximately 50 Filter Product Claims are pending in various state courts. In March 2016, a putative Canadian class action was filed against the company in Quebec. In April 2016 and May 2016, putative Canadian class actions were filed in Ontario and British Columbia, respectively. In November 2016, a putative Canadian class action was filed in Saskatchewan. The approximate number of lawsuits set forth above does not include approximately 25 claims that have been threatened against the company but for which complaints have not yet been filed. In addition, the company has limited information regarding the nature and quantity of these and other unfiled or unknown claims.  The company continues to receive claims and lawsuits and may in future periods learn additional information regarding other unfiled or unknown claims, or other lawsuits, which could materially impact the company’s estimate of the number of claims or lawsuits against the company.  The company expects that trials of Filter Product Claims may take place over the next 12 months. While the company intends to vigorously defend Filter Product Claims that do not settle, including through litigation, it cannot give any assurances that the resolution of these claims will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

General

In most product liability litigations (like those described above), plaintiffs allege a wide variety of claims, ranging from allegations of serious injury caused by the products to efforts to obtain compensation notwithstanding the absence of any injury. In many of these cases, the company has not yet received and reviewed complete information regarding the plaintiffs and their medical conditions and, consequently, is unable to fully evaluate the claims. The company expects that it will receive and review additional information regarding any remaining unsettled product liability matters.

The company believes that some settlements and judgments, as well as some legal defense costs, relating to product liability matters are or may be covered in whole or in part under its product liability insurance policies with a limited number of insurance carriers, or, in some circumstances, indemnification obligations to the company from other parties, which if disputed, the company intends to vigorously contest. Amounts recovered under the company’s product liability insurance policies or indemnification arrangements may be less than the stated coverage limits or less than otherwise expected and may not be adequate to cover damages and/or costs relating to claims. In addition, there is no guarantee that insurers or other parties will pay claims or that coverage or indemnity will be otherwise available.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

In January 2017, the company reached an agreement to resolve litigation filed in the Southern District of New York by its insurance carriers in connection with Women’s Health Product Claims and Filter Product Claims. The agreement requires the insurance carriers to reimburse the company for certain future costs incurred in connection with Filter Product Claims up to an agreed amount. For certain product liability claims or lawsuits, the company does not maintain or has limited remaining insurance coverage.

Other Legal Matters

Since early 2013, the company has received subpoenas or Civil Investigative Demands from a number of State Attorneys General seeking information related to the sales and marketing of certain of the company’s products that are the subject of the Hernia Product Claims and the Women’s Health Product Claims. The company is cooperating with these requests. Although the company has had discussions with the State Attorneys General with respect to overall potential resolution of this matter, there can be no assurance that a resolution will be reached or what the terms of any such resolution may be. Since it is not feasible to predict the outcome of these proceedings, the company cannot give any assurances that the resolution of these proceedings will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

In November 2015, the Department of Defense Inspector General issued an investigative subpoena to the company.  The Department of Health and Human Services is also participating in this investigation.  The subpoena seeks documents related to the company’s sales and marketing of certain filter products, drug coated balloon catheters, and peripheral arterial disease detection products.  The company is cooperating with these requests. Since it is not feasible to predict the outcome of these proceedings, the company cannot give any assurances that the resolution of these proceedings will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

In June 2011, W. L. Gore & Associates, Inc. (“Gore”) filed suit in the U.S. District Court in Delaware alleging the company had infringed several of Gore’s patents. Fact and expert discovery have been completed. In December 2015, the Delaware District Court granted the company’s summary judgment motion of no willful infringement. However, that decision was vacated in June 2016 due to a United States Supreme Court ruling that changed the test for willful infringement historically applied by the lower courts. In July 2016, the company’s summary judgment motion of laches (undue delay) was denied, at least in part because of the currently pending Supreme Court case on this issue, which was heard during the Fall 2016 term. Previously, the company filed a motion to dismiss a significant portion of Gore’s damages claim on the grounds that Gore lacks proper standing. This motion was converted to a motion for summary judgment and was granted in July 2016, effectively reducing the amount of potential damages. The trial has been set for March 2017. The company intends to vigorously defend the allegations asserted by Gore. The company cannot give any assurances that an adverse resolution of this matter will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

The company is subject to numerous federal, state, local and foreign environmental protection laws governing, among other things, the generation, storage, use and transportation of hazardous materials and emissions or discharges into the ground, air or water. The company is or may become a party to proceedings brought under various federal laws including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), commonly known as Superfund, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and similar state or foreign laws. These proceedings seek to require the owners or operators of contaminated sites, transporters of hazardous materials to the sites and generators of hazardous materials disposed of at the sites to clean up the sites or to reimburse the government for cleanup costs. In most cases, there are other potentially responsible parties that may be liable for remediation costs. In these cases, the government alleges that the defendants are jointly and severally liable for the cleanup costs; however, these proceedings are frequently resolved so that the allocation of cleanup costs among the parties more closely reflects the relative contributions of the parties to the site contamination. The company’s potential liability varies greatly from site to site. For some sites, the potential liability is de minimis and for others the costs of cleanup have not yet been determined. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The company believes that the proceedings and claims described above will likely be resolved over an extended period of time. While it is not feasible to predict the outcome of these proceedings, based upon the company’s experience, current information and applicable law, the company does not expect these proceedings to have a material adverse effect on its financial condition and/or liquidity. However, one or more of the proceedings could be material to the company’s business and/or results of operations.

Litigation Reserves

The company regularly monitors and evaluates the status of product liability and other legal matters, and may, from time-to-time, engage in settlement and mediation discussions taking into consideration developments in the matters and the risks and uncertainties surrounding litigation. These discussions could result in settlements of one or more of these claims at any time.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

In the second quarter of 2014, the company recorded a charge, net of estimated recoveries to other (income) expense, net, of approximately $259 million ($238 million after tax) related to certain of the product liability matters discussed above under the heading “Product Liability Matters”. The company recorded this charge based on additional information obtained during the quarter, including but not limited to: the allegations and documentation supporting or refuting such allegations; publicly available information regarding similar medical device mass tort settlements; historical information regarding other product liability settlements involving the company; and the procedural posture and stage of litigation. Specifically, the company considered its discussions with plaintiffs’ counsel, the increase in the rate of claims being filed (which led the company to increase its estimate of future Women’s Health Product Claims), and the value, number of cases and nature of the inventory of cases with respect to the recent settlements of claims by the company and other manufacturers.

In the second quarter of 2015, the company recorded an additional charge related to these matters, net of estimated recoveries to other (income) expense, net, of approximately $337 million ($325 million after tax). The company recorded this charge based on additional information obtained during the quarter, including with respect to the factors noted above. Specifically the company considered the agreement and the agreement in principle by the company to settle approximately 2,880 Women’s Health Product Claims, the involvement of the Special Master in settlement resolution, additional settlements by other manufacturers subject to product liability claims with respect to similar products, and the continued rate of claims being filed (which led the company to increase its estimate of future Women’s Health Product Claims).

In the third quarter of 2015, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $241 million ($228 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including with respect to the factors noted above. Specifically, the company considered the agreements and the agreement in principle by the company to settle approximately 3,030 Women’s Health Product Claims, discussions with plaintiffs’ counsel, additional information learned regarding the nature and quantity of unfiled and unknown claims (which led the company to increase its estimate of future Women’s Health Product Claims), a reconciliation of claims in connection with settlements, additional settlements by other manufacturers subject to product liability claims with respect to similar products, the rate of claims being filed, and the creation of the IVC Filter MDL.

In the first quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $49 million ($31 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter. Specifically, the company considered, among other factors, additional information learned regarding the nature and quantity of unfiled and filed claims, the increase in advertising by plaintiffs’ counsel with respect to IVC filters and an increase in the rate of claims being filed in Filter Product Claims (which led the company to increase its estimate of future Filter Product Claims).

In the third quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $111 million ($77 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including with respect to the factors noted above. Specifically, the company considered, among other factors, additional information learned regarding Product Liability Matters, including regarding the nature and quantity of unfiled and filed claims and the continued rate of claims being filed in certain Product Liability Matters (which led the company to increase its estimate of future claims for certain Product Liability Matters, including Filter Product Claims).

In the fourth quarter of 2016, the company recorded an additional charge related to these matters to other (income) expense, net, of approximately $46 million ($31 million after tax). The company recorded this charge based on additional information obtained with respect to the quarter, including regarding cases settled by certain other manufacturers, public information available from the court, unfiled and filed claims, the status of certain settlement discussions and information regarding plaintiff law firm inventories.

These charges recognized the estimated costs for the product liability matters discussed above, including (with respect to such matters) filed and an estimate of unfiled and unknown claims, and costs to administer the settlements related to such matters. These charges exclude any costs associated with certain of the putative class action lawsuits in the United States and Canada.

The company cannot give any assurances that the actual costs incurred with respect to these product liability matters will not exceed the related amounts accrued. With respect to product liability claims that are not resolved through settlement, the company intends to vigorously defend against such claims, including through litigation. The company cannot give any assurances that the resolution of any of its product liability matters, including filed, unfiled and unknown claims and the putative class action lawsuits, will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity.

Accruals for product liability and other legal matters amounted to $1,201.5 million, of which $605.3 million was recorded to accrued expenses, and $1,174.3 million, of which $516.5 million was recorded to accrued expenses, at December 31, 2016 and December 31, 2015, respectively. The company has made total payments of $762.4 million to qualified settlement funds (“QSFs”), subject to certain settlement conditions, for certain product liability matters since 2011, of which $375.2 million were made to QSFs during 2016. Payments to QSFs are recorded as a component of restricted cash. Total payments of $562.7 million from these QSFs have been made to qualified claimants, of which $254.0 million were made during 2016. In addition, other payments of $73.3 million have been made to qualified claimants, of which $10.8 million were made during 2016.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The company recorded expected recoveries related to product liability matters amounting to $267.3 million, of which $156.2 million was recorded to other current assets, and $132.8 million, of which $132.1 million was recorded to other assets, at December 31, 2016 and December 31, 2015, respectively. A substantial amount of these expected recoveries at December 31, 2016 relate to the company’s agreements with Medtronic related to certain Women’s Health Product Claims. The terms of the company’s agreement with Medtronic are substantially consistent with the assumptions underlying, and the manner in which, the company has recorded expected recoveries related to the indemnification obligation. The expected recoveries at December 31, 2016 and 2015 related to the indemnification obligation are not in dispute with respect to claims that Medtronic settles pursuant to the agreement. As described above, the agreement does not resolve the dispute between the company and Medtronic with respect to Women’s Health Product Claims that do not settle, if any, and the company also may, in its sole discretion, transfer responsibility for settlement of additional Women’s Health Product Claims to Medtronic on similar terms.

The company is unable to estimate the reasonably possible losses or range of losses, if any, arising from certain existing product liability matters and other legal matters. Under U.S. generally accepted accounting principles, an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight”. With respect to putative class action lawsuits in the United States and certain of the Canadian lawsuits relating to product liability matters, the company is unable to estimate a range of reasonably possible losses for the following reasons: (i) all or certain of the proceedings are in early stages; (ii) the company has not received and reviewed complete information regarding all or certain of the plaintiffs and their medical conditions; and/or (iii) there are significant factual issues to be resolved. In addition, there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class. In addition, with respect to the investigative subpoenas issued by various state and federal government agencies and other legal matters, the company is unable to estimate a range of reasonably possible losses for the following reasons: (i) all or certain of the proceedings are in early stages; and/or (ii) there are significant factual and legal issues to be resolved. With respect to Gore’s suit against the company alleging infringement of certain of Gore’s patents, the company is unable to estimate a range of reasonably possible losses for the following reasons: (i) the stage of the proceedings; and/or (ii) there are significant factual and legal issues to be resolved.

The company is committed under noncancelable operating leases involving certain facilities and equipment. The minimum annual rentals under the terms of these leases are as follows: 2017 - $35.0 million; 2018 - $29.8 million; 2019 - $21.6 million; 2020 - $15.3 million; 2021 - $10.3 million and thereafter - $37.0 million. Total rental expense for operating leases approximated $34.8 million in 2016, $31.7 million in 2015 and $32.3 million in 2014.

11. Share-Based Compensation Plans

The company may grant a variety of share-based payments under the 2012 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated (the “LTIP”) and the 2005 Directors’ Stock Award Plan of C. R. Bard, Inc., as amended and restated (the “Directors’ Plan”) to certain directors, officers and employees. The total number of remaining shares at December 31, 2016 that may be issued under the LTIP was 3,639,647 and under the Directors’ Plan was 21,890. Awards under the LTIP may be in the form of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, unrestricted stock and other stock-based awards. Awards under the Directors’ Plan may be in the form of stock awards, stock options or stock appreciation rights. The company also has two employee stock purchase programs.

Amounts charged against income for share-based payment arrangements were $90.0 million for 2016, $81.8 million for 2015 and $71.4 million for 2014. The related income tax benefit recognized in income for share-based payment arrangements was $30.2 million for 2016, $27.7 million for 2015 and $24.2 million for 2014.

As of December 31, 2016, there were $144.3 million of unrecognized compensation costs related to share-based payment arrangements. These costs are expected to be recognized over a weighted-average period of approximately two years. The company has sufficient shares to satisfy expected share-based payment arrangements in 2017.

Stock Options—The company grants stock options to certain employees and may grant stock options to directors with exercise prices equal to the average of the high and low prices of the company’s common stock on the date of grant. These stock option awards generally have requisite service periods of up to four years, and ten-year contractual terms. Certain stock option awards granted in prior years provided for accelerated vesting after a minimum of two years subject to performance conditions, which were met. Summarized information regarding total stock option activity and amounts for the year ended December 31, 2016 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
Outstanding - January 1	3,918,435	$124.77
Granted	249,213	218.15
Exercised	(795,663)	97.31
Canceled/forfeited	(76,106)	155.19
Outstanding - December 31	3,295,879	$137.76	6.5	$286.5
Exercisable	2,129,474	$113.99	5.35	$235.7

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The company uses a binomial-lattice option valuation model to estimate the fair value of stock options. The assumptions used to estimate the fair value of the company’s stock option grants for the following years ended December 31 are:

	2016	2015	2014
Dividend yield	0.5%	0.5%	0.6%
Risk-free interest rate	1.6%	1.3%	1.2%
Expected option life in years	7.4	6.5	6.5
Expected volatility	21%	21%	21%
Option fair value	$54.71	$40.94	$35.69

Compensation expense related to stock options was $23.9 million, $22.6 million and $19.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, there were $31.6 million of total unrecognized compensation costs related to nonvested stock options. These costs are expected to be recognized over a weighted-average period of approximately two years. During the years ended December 31, 2016, 2015 and 2014, 650,782, 730,082 and 709,882 options, respectively, vested with a weighted-average fair value of $31.45, $26.11 and $23.07, respectively. The total intrinsic value of stock options exercised during 2016, 2015 and 2014 was $91.7 million, $94.6 million and $95.7 million, respectively.

Cash received from stock option exercises for the years ended December 31, 2016, 2015 and 2014 was $75.0 million, $89.4 million and $120.9 million, respectively. The actual tax benefit realized for the tax deductions from option exercises was $30.3 million, $32.1 million and $32.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Restricted Stock and Units—Restricted stock awards entitle employees to voting and dividend rights. Restricted stock units entitle employees to dividend rights. Certain restricted stock awards have performance features. Restricted stock and unit grants have requisite service periods of between four to five years. Compensation expense related to restricted stock and units was $23.1 million, $23.8 million and $21.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, there were $52.9 million of total unrecognized compensation costs related to nonvested restricted stock and unit awards. These costs are expected to be recognized over a weighted-average period of approximately two years. The activity in the nonvested restricted stock and unit awards for the year ended December 31, 2016 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding - January 1	471,920	$147.41
Granted	178,825	219.63
Vested	(165,115)	129.87
Forfeited	(12,542)	153.13
Outstanding - December 31	473,088	$180.67

Other Restricted Stock Units—Certain other restricted stock units have requisite service periods of between four and seven years. No voting or dividend rights are associated with these grants until the underlying shares are issued upon vesting. Compensation expense related to these awards was $9.1 million, $7.3 million and $7.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, there were $31.7 million of total unrecognized compensation costs related to these nonvested restricted stock unit awards. These costs are expected to be recognized over a weighted-average period of approximately four years. The activity in the nonvested restricted stock unit awards for the year ended December 31, 2016 is as follows:

`	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding - January 1	406,533	$115.30
Granted	99,240	200.12
Vested	(79,750)	96.65
Forfeited	(23,933)	139.71
Outstanding - December 31	402,090	$138.47

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Performance Restricted Stock Units—In the first quarter of each of 2016, 2015 and 2014, the company granted performance restricted stock units to officers. These units have requisite service periods of three years and have no dividend rights. Compensation expense related to performance restricted stock units was $18.8 million, $14.9 million and $12.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, there were $19.4 million of total unrecognized compensation costs related to nonvested performance restricted stock units. These costs are expected to be recognized over a weighted-average period of approximately two years. The actual payout of these units varies based on the company’s performance over the three-year period based on pre-established targets over the period and a market condition modifier based on total shareholder return (“TSR”) compared to an industry peer group. The actual payout under these awards may exceed an officer’s target payout; however, compensation cost initially recognized assumes that the target payout level will be achieved and may be adjusted for subsequent changes in the expected outcome of the performance-related condition. The fair values of these units are based on the market price of the company’s stock on the date of the grant and use a Monte Carlo simulation model for the TSR component. The fair values of the TSR components of the 2016, 2015 and 2014 grants were estimated based on the following assumptions: risk-free interest rate of 0.83%, 0.86% and 0.70%, respectively; dividend yield of 0.52%, 0.51% and 0.62%, respectively; and expected life of approximately 2.9 years for the 2016 and 2014 grants and 2.8 years for the 2015 grant. At December 31, 2016 and 2015, there were 313,412 and 304,751 nonvested performance restricted stock units outstanding, respectively.

Other Stock-Based Awards—The company grants stock awards to directors. Shares have been generally distributed to directors annually and have a requisite service period of three years. The fair value of these awards is charged to compensation expense over the directors’ terms. Restrictions limit the sale or transfer of these awards until the awarded stock vests. There are voting and dividend rights associated with these awards. Compensation expense related to these stock awards was $0.8 million for both of the years ended December 31, 2016 and 2015, and $0.9 million for the year ended December 31, 2014. At December 31, 2016, there were $0.4 million of total unrecognized compensation costs related to nonvested other stock-based awards. These costs are expected to be recognized over a weighted-average period of approximately two years. At December 31, 2016 and 2015, nonvested other stock-based awards of 13,076 and 13,741 shares, respectively, were outstanding.

Management Stock Purchase Program—The company maintains a management stock purchase program under the Plan (together with a predecessor stock purchase plan, the “MSPP”). Under the MSPP, employees at a specified level may purchase, with their eligible annual bonus, common stock units at a 30% discount from the lower of the price of the common stock on July 1 of the previous year or on the date of purchase, which occurs on the date bonuses are approved by the Board of Directors. Employees make an election on or before June 30 of the previous year as to the percentage of their eligible annual bonus that will be used to purchase common stock units under the MSPP. The company’s predecessor plan provided for the purchase of shares of the company’s common stock. Employees are required to allocate at least 25% of their eligible annual bonuses to purchase common stock units under the MSPP to the extent they have not satisfied certain stock ownership guidelines. MSPP shares or units are restricted from sale or transfer for four years from the purchase date. Only shares or units corresponding to the 30% discount are forfeited if the employee’s employment terminates prior to the end of the four-year vesting period. Dividends or dividend-equivalents are paid on MSPP shares or units, and the participant has the right to vote all MSPP shares. The activity in the MSPP for the year ended December 31, 2016 is as follows:

	Number of Shares	WeightedAverage Grant Date Fair Value
Outstanding - January 1	197,997	$39.70
Purchased	54,359	60.54
Vested	(44,562)	32.44
Forfeited	(7,790)	47.96
Outstanding - December 31	200,004	$46.66

The company uses the Black-Scholes model, as a result of the option-like features of the MSPP, to estimate the expense associated with anticipated MSPP purchases. Compensation expense is recognized over a period that will end four years after purchase. The assumptions used for the following years ended December 31 are:

	2016	2015	2014
Dividend yield	0.5%	0.6%	0.6%
Risk-free interest rate	0.39%	0.16%	0.07%
Expected life in years	0.6	0.6	0.6
Expected volatility	18%	17%	20%
Fair value	$83.23	$60.47	$51.82

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Compensation expense related to this program was $10.7 million, $9.2 million and $6.7 million for the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, there were $8.3 million of total unrecognized compensation costs related to nonvested MSPP shares and units. These costs are expected to be recognized over a weighted-average period of approximately two years.

Employee Stock Purchase Plan—Under the Employee Stock Purchase Plan of C. R. Bard, Inc. as Amended and Restated (“ESPP”), domestic employees and certain foreign employees can purchase Bard stock at a 15% discount to the lesser of the market price on the beginning or ending date of the six-month periods ending June 30 and December 31 of each year. Participants in the ESPP may elect to make after-tax payroll deductions of 1% to 10% of compensation as defined by the plan up to the stated maximum of $20,000 per year. The ESPP is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. At December 31, 2016, 185,383 shares were available for purchase under the ESPP. Employee payroll deductions are for six-month periods beginning each January 1 and July 1. Shares of the company’s common stock are purchased on June 30 or December 31 or the following business day, unless either the purchase of such shares was delayed at the election of the participant or the participant’s employment was terminated. Purchased shares are restricted for sale or transfer for a six-month period. All participant funds received prior to the ESPP purchase dates are held as company liabilities without interest or other increment. No dividends are paid on employee contributions until shares are purchased.

The company values the ESPP purchases utilizing the Black-Scholes model. The weighted average assumptions used for the following years ended December 31 are:

	2016	2015	2014
Dividend yield	0.5%	0.6%	0.6%
Risk-free interest rate	0.45%	0.14%	0.08%
Expected life in years	0.5	0.5	0.5
Expected volatility	21%	17%	18%
Fair value	$42.71	$33.45	$27.73

Compensation expense related to this plan was $3.6 million, $3.2 million and $2.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. For the years ended December 31, 2016 and 2015, employees purchased 94,841 and 107,359 shares, respectively.

12. Pension and Other Postretirement Benefit Plans

Defined Benefit Pension Plans

The company has both tax-qualified and nonqualified, noncontributory defined benefit pension plans that together cover certain domestic and foreign employees. These plans provide benefits based upon a participant’s compensation and years of service. The nonqualified plans are made up of the following arrangements: a nonqualified supplemental deferred compensation arrangement and a nonqualified excess pension deferred compensation arrangement (together, “the nonqualified plans”). The nonqualified supplemental deferred compensation arrangement provides supplemental income to key executives of the company. The benefit is determined by the accumulation of an account balance that results from a percentage of pay credit and interest. No deferrals of pay are required from participants. The balance is paid to a participant after retirement over a 15-year period. The nonqualified excess pension deferred compensation arrangement provides benefits to key employees that cannot be provided by the qualified plan due to IRS limitations.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The change in benefit obligation, change in fair value of plan assets and funded status for the plans are as follows:

	2016	2015
(dollars in millions)
Benefit obligation - beginning	$586.9	$544.0
Service cost	29.2	30.1
Interest cost	19.0	20.2
Transfers–Medicon	(19.1)	25.4
Curtailment	(5.9)	—
Actuarial loss (gain)	24.3	6.1
Benefits paid	(31.8)	(33.1)
Currency/other	(13.3)	(5.8)
Benefit obligation - ending	$589.3	$586.9

Fair value of plan assets - beginning	$462.6	$455.6
Actual return on plan assets	35.6	(5.1)
Company contributions	34.8	31.6
Transfers–Medicon	(19.0)	17.9
Benefits paid	(31.8)	(33.1)
Currency/other	(12.5)	(4.3)
Fair value of plan assets - ending	$469.7	$462.6
Funded status of the plans, December 31	$(119.6)	$(124.3)

Foreign benefit plan assets at fair value included in the preceding table were $86.8 million and $107.8 million at December 31, 2016 and 2015, respectively. The foreign pension plan benefit obligations included in this table were $102.4 million and $123.1 million at December 31, 2016 and 2015, respectively. The benefit obligation for nonqualified plans also included in this table was $86.4 million and $78.9 million at December 31, 2016 and 2015, respectively. The nonqualified plans are generally not funded.

At December 31, 2016 and 2015, the accumulated benefit obligation for all pension plans was $537.6 million and $526.4 million, respectively. At December 31, 2016 and 2015, the accumulated benefit obligation for foreign pension plans was $87.6 million and $105.5 million, respectively. The accumulated benefit obligation for the nonqualified plans was $82.8 million and $75.1 million at December 31, 2016 and 2015, respectively.

For pension plans with benefit obligations in excess of plan assets at December 31, 2016 and 2015, the fair value of plan assets was $469.7 million and $444.7 million, respectively, and the benefit obligation was $589.3 million and $576.3 million, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2016 and 2015, the fair value of plan assets was $8.0 million and $7.1 million, respectively, and the accumulated benefit obligation was $94.6 million and $96.6 million, respectively.

Defined benefit plans are an exception to the recognition and fair value measurement principles in business combinations. Defined benefit plan obligations are recognized and measured in accordance with the accounting principles for benefit plans rather than at fair value. Accordingly, at the time of acquisition, the company remeasured the benefit plans sponsored by Medicon and recognized an asset or liability for the funded status of these plans. See Note 2 of the notes to consolidated financial statements.

In the fourth quarter of 2016, the Medicon defined benefit pension plans were frozen to further benefit accruals and closed to new participants. This action required a remeasurement of the plans’ assets and obligations, which resulted in a non-cash curtailment gain of $5.3 million. These plans were converted to a defined contribution plan.

Amounts recognized in accumulated other comprehensive loss at December 31 consisted of:

	2016	2015
(dollars in millions)
Net loss	$169.2	$163.7
Prior service credit	(1.9)	(2.7)
Before tax amount	$167.3	$161.0
After tax amount	$108.7	$103.8

The change in net loss in the above table included net losses of $16.7 million ($11.3 million after tax) and $41.3 million ($26.5 million after tax) during the years ended December 31, 2016 and 2015, respectively.

Amounts recognized in the consolidated balance sheets at December 31 consisted of:

	2016	2015
(dollars in millions)
Other assets	$—	$7.2
Accrued compensation and benefits	(4.6)	(4.6)
Other long-term liabilities	(115.0)	(126.9)
Net amount recognized	$(119.6)	$(124.3)

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The estimated net actuarial loss for pension benefits that will be amortized from accumulated other comprehensive loss into net pension cost over the next fiscal year is expected to be $12.7 million.

The components of net periodic benefit cost for the following years ended December 31 are:

	2016	2015	2014
(dollars in millions)
Service cost, net of employee contributions	$28.8	$29.6	$26.9
Interest cost	19.0	20.2	21.2
Expected return on plan assets	(32.1)	(31.3)	(27.9)
Amortization of net loss	10.8	12.4	10.4
Amortization of prior service cost	(0.4)	(0.4)	(0.4)
Curtailment	(5.3)	—	—
Net periodic pension cost	$20.8	$30.5	$30.2

The net pension cost attributable to foreign plans included in the above table were a credit of $0.5 million in 2016 and cost of $4.4 million and $4.2 million in 2015 and 2014, respectively.

The weighted average assumptions used in determining pension plan information for the following years ended December 31 are:

	2016	2015	2014
Net Cost
Discount rate – service cost	4.26%	3.79%	4.58%
Discount rate – interest cost	3.47%	3.79%	4.58%
Expected return on plan assets	6.72%	7.17%	7.26%
Rate of compensation increase	3.57%	3.42%	3.49%

Benefit Obligation
Discount rate	3.91%	4.03%	3.79%
Rate of compensation increase	3.58%	3.57%	3.42%

Prior to 2016, the company estimated the service and interest cost components using a single weighted-average discount rate derived from the yield curves used to measure the benefit obligation. In 2016, the company changed its method used to estimate the service and interest cost components of net periodic benefit cost for defined benefit plans. The company has elected to use a full yield curve approach in the estimation of these components of benefit cost by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The company made this change to improve the correlation between projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of service and interest costs. The company has accounted for this change as a change in estimate and began to account for it prospectively in 2016. The reduction in service and interest cost for 2016 associated with this change in estimate was approximately $4.8 million.

The long-term rate of return for plan assets is derived from return assumptions determined for each of the significant asset classes. Under this approach, the historical real returns (net of inflation) on different asset classes are combined with long-term expectations for inflation to determine an expected return on assets within that class. These real rates of return for each asset class reflect the long-term historical relationships between equities and fixed income investments. Current market factors such as inflation and interest rates are evaluated before long-term assumptions are determined. The long-term portfolio return is established based on the combination of these asset class real returns and inflation with proper consideration of the effects of diversification and rebalancing.

Plan Assets—The company employs a total return investment approach whereby a mix of equities and fixed income investments are used to balance the need for long-term return of plan assets with a prudent level of risk. The intent of this strategy is to minimize plan expenses by exceeding the interest growth in plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. This consideration involves the use of long-term measures that address both return and risk and are not impacted significantly by short-term fluctuations. Equity investments include a diversified mix of growth, value and small and large capitalization securities. Investment risks and returns are measured and monitored on an ongoing basis through quarterly investment portfolio reviews.

The weighted average target asset allocations for the plans at December 31, are as follows:

	Target Allocation
	2016	2015
Asset Categories
Equity securities	65%	63%
Fixed income securities	33%	35%
Cash equivalents	2%	2%
Total	100%	100%

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Due to short-term fluctuations in asset performance, allocation percentages may temporarily deviate from these target allocation percentages before a rebalancing occurs. Cash equivalents are used to satisfy benefit disbursement requirements and will vary throughout the year.

The following table summarizes fair value measurements of plan assets at December 31:

	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Total(B)
	2016	2015	2016	2015	2016	2015
(dollars in millions)
Cash equivalents	$3.4	$7.1	$—	$—	$3.4	$7.1
Equity securities:
U.S. large-cap	125.7	117.3	—	—	125.7	117.3
U.S. small-cap	40.6	37.2	—	—	40.6	37.2
Foreign	118.0	117.3	—	—	118.0	117.3
Fixed income securities:
Diversified bond funds(A)	131.6	121.1	—	2.1	131.6	123.2
Foreign government bonds	11.5	17.5	—	3.9	11.5	21.4
Foreign corporate notes and bonds	11.3	12.7	—	—	11.3	12.7
Private alternative investment	—	—	19.6	19.3	19.6	19.3
Guaranteed insurance contracts	—	—	8.0	7.1	8.0	7.1
Total plan assets	$442.1	$430.2	$27.6	$32.4	$469.7	$462.6

(A)	Diversified bond funds consists of U.S. Treasury bonds, mortgage backed securities, and corporate bonds.

(B)	There were no plan assets categorized as Level 3 at December 31, 2016 or 2015.

As discussed in Note 1 of the notes to consolidated financial statements, the company adopted a new accounting standard update that clarifies that an equity security has a readily determinable fair value if it meets certain conditions. As a result, certain plan assets previously reported as Level 2 were reclassified to Level 1 in the fair value hierarchy for which fair value is readily determinable. These assets include commingled funds invested in cash equivalents, equities and fixed income securities and are valued at net asset value (“NAV”) as determined by the fund administrators.

Plan assets categorized as Level 2 primarily consist of private alternative investments, guaranteed insurance contracts and fixed income securities. These assets are valued using other inputs, such as NAV provided by the fund administrators or by dealer quotes for similarly-rated instruments that are observable or that can be corroborated by observable market data for substantially the remaining term of the plan instruments. There were no redemption restrictions on these investments other than for the private alternative investment, which requires a 60 day notice period for quarterly redemptions and a 90 day notice period for monthly redemptions, or unfunded commitments related to assets valued at NAV at December 31, 2016.

Funding Policy and Expected Contributions—The company’s objective in funding its domestic tax-qualified plan is to accumulate funds sufficient to provide for all benefits and to satisfy the minimum contribution requirements of ERISA. Outside the United States, the company’s objective is to fund the international retirement costs over time within the limits of minimum requirements and allowable tax deductions. The company’s annual funding decisions also consider the relationship between the returns on each asset compared to the plan’s corresponding expense and consider the relationship between each tax-qualified plan’s benefit obligation and its corresponding funded status. The company expects to make discretionary contributions of up to $30 million to its qualified plans in 2017.

The total expected benefit payments are as follows:

(dollars in millions)
2017	$33.9
2018	32.4
2019	34.1
2020	36.1
2021	35.5
2022 through 2026	206.6

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Defined Contribution Retirement Plans

All domestic employees of the company not covered by a collective bargaining agreement who have been scheduled for 1,000 hours of service are eligible to participate in the company’s defined contribution plan. The amounts charged to income for this plan were $16.0 million, $15.9 million and $14.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. Outside the United States, the company maintains defined contribution plans along with small pension arrangements that are typically funded with insurance products. These arrangements had a total expense of $5.3 million for the year ended December 31, 2016 and $5.1 million for each of the years ended December 31, 2015 and 2014. In addition, the company maintains a long-term deferred compensation arrangement for directors that allows for the deferral of the annual retainer and meeting fees at the director’s election and provides certain other long-term compensation benefits. The company annually accrues for long-term compensation, which is paid out upon the director’s retirement from the board. These arrangements had a total expense of $6.9 million, $5.5 million and $6.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, and a benefit obligation of $36.1 million and $35.4 million at December 31, 2016 and 2015, respectively.

Other Postretirement Benefit Plan

The company does not provide subsidized postretirement healthcare benefits and life insurance coverage except for a limited number of former employees. As this plan is unfunded, contributions are made as benefits are incurred. The benefit obligation for this plan was $6.2 million and $7.0 million at December 31, 2016 and 2015, respectively. Amounts recognized in accumulated other comprehensive loss were $1.5 million ($0.9 million after tax) for the year ended December 31, 2016 and $2.0 million ($1.3 million after tax) for the year ended December 31, 2015. The net periodic benefit cost was $0.3 million, $0.4 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

13. Other (Income) Expense, Net

The components of other (income) expense, net, for the following years ended December 31 are:

	2016	2015	2014
(dollars in millions)
Interest income	$(1.6)	$(0.9)	$(2.0)
Foreign exchange (gains) losses	(1.8)	3.8	1.7
Litigation charges, net	205.2	595.1	288.6
Restructuring and productivity initiative costs	30.4	41.5	11.8
Acquisition-related items	(1.3)	24.7	2.3
Gore Proceeds	—	(210.5)	—
Gain on sale of investment	—	—	(7.1)
Other, net	(1.5)	(4.5)	(4.4)
Total other (income) expense, net	$229.4	$449.2	$290.9

Litigation charges, net – In 2016, the amount reflected the estimated costs for product liability matters, net of recoveries. In 2015, the amount reflected estimated costs for product liability matters, net of recoveries, litigation-related defense costs of $15.1 million in connection with the 2014 WHP Pre-Trial Orders, and certain other litigation-related charges. In 2014, the amount reflected estimated costs for product liability matters, net of recoveries, and litigation-related defense costs of $30.1 million in connection with the 2014 WHP Pre-Trial Orders. See Note 10 of the notes to consolidated financial statements.

Restructuring and productivity initiative costs – In 2016, 2015 and 2014, the amounts primarily reflected costs incurred in connection with productivity initiatives to optimize and streamline certain manufacturing and administrative functions to better align resources to the company’s business strategies. Key activities under these initiatives may include systems enhancements, the implementation of shared services centers designed to standardize and centralize certain functions or the outsourcing of certain services. Productivity initiative costs include consulting costs, primarily related to program creation and management, employee separation costs under the company’s existing severance program, and other related costs. In 2015 and 2014, employee separation costs of $10.3 million and $1.7 million, respectively, were recognized related to these initiatives. In 2015, the amount also reflected employee separation costs of $7.9 million related to the elimination of certain positions and other terminations worldwide. In 2014, the amount also reflected employee separation costs of $7.5 million primarily to improve the overall cost structure in certain of the company’s vascular businesses.

Acquisition-related items – The amounts for 2016, 2015 and 2014 consist of acquisition-related integration costs. The amounts for 2016 and 2015 also include acquisition-related purchase accounting adjustments. See Note 2 of the notes to consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

Gore Proceeds – In 2015, Gore paid the company $210.5 million, representing the total amount of the enhanced damages awarded by the U.S. District Court for the District of Arizona due to Gore’s willfulness in connection with the company’s lawsuit against Gore for infringing Bard’s patent number 6,436,135 and an audit adjustment related to the payment of royalties through September 30, 2013 (the “Gore Proceeds”).

14. Other Comprehensive Income

The changes in accumulated other comprehensive income (loss) by component are as follows:

	Derivative Instruments Designated as Cash Flow Hedges		Foreign Currency Translation Adjustments	Benefit Plans(C)	Total
(dollars in millions)
Balance at December 31, 2013	$—		$47.3	$(68.2)	$(20.9)
Other comprehensive income (loss) before reclassifications	2.5		(50.4)	(39.9)	(87.8)
Tax (provision) benefit (A)	(2.0)		—	14.9	12.9
Other comprehensive income (loss) before reclassifications, net of taxes	0.5		(50.4)	(25.0)	(74.9)
Reclassifications	0.6	(B)	—	10.1	10.7
Tax provision (benefit)	(0.2)		—	(3.5)	(3.7)
Reclassifications, net of tax	0.4		—	6.6	7.0
Other comprehensive income (loss)	0.9		(50.4)	(18.4)	(67.9)
Balance at December 31, 2014	$0.9		$(3.1)	$(86.6)	$(88.8)
Other comprehensive income (loss) before reclassifications	$(2.6)		$(91.1)	$(40.9)	$(134.6)
Tax (provision) benefit (A)	0.7		—	14.6	15.3
Other comprehensive income (loss) before reclassifications, net of taxes	(1.9)		(91.1)	(26.3)	(119.3)
Reclassifications	(11.1	)(B)	—	12.1	1.0
Tax provision (benefit)	3.4		—	(4.3)	(0.9)
Reclassifications, net of tax	(7.7)		—	7.8	0.1
Other comprehensive income (loss)	(9.6)		(91.1)	(18.5)	(119.2)
Balance at December 31, 2015	$(8.7)		$(94.2)	$(105.1)	$(208.0)
Other comprehensive income (loss) before reclassifications	$(13.3)		$(21.8)	$(16.4)	$(51.5)
Tax (provision) benefit (A)	2.7		—	5.1	7.8
Other comprehensive income (loss) before reclassifications, net of taxes	(10.6)		(21.8)	(11.3)	(43.7)
Reclassifications	9.8	(B)	—	10.6	20.4
Tax provision (benefit)	(0.4)		—	(3.8)	(4.2)
Reclassifications, net of tax	9.4		—	6.8	16.2
Other comprehensive income (loss)	(1.2)		(21.8)	(4.5)	(27.5)
Balance at December 31, 2016	$(9.9)		$(116.0)	$(109.6)	$(235.5)

(A)	Income taxes are not provided for foreign currency translation adjustments.
(B)	See Note 6 of the notes to consolidated financial statements.
(C)	These components are included in the computation of net periodic pension cost. See Note 12 of the notes to consolidated financial statements.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

15. Segment Information

The company’s management considers its business to be a single segment entity – the manufacture and sale of medical devices. The company’s products generally share similar distribution channels and customers. The company designs, develops, manufactures, packages, distributes and sells medical, surgical, diagnostic and patient care devices. The company sells a broad range of products to hospitals, individual healthcare professionals, extended care health facilities and alternate site facilities on a global basis. In general, the company’s products are intended to be used once and then discarded or either temporarily or permanently implanted. The company’s chief operating decision makers evaluate their various global product portfolios on a net sales basis and generally evaluate profitability and associated investment on an enterprise-wide basis due to shared geographic infrastructures.

Net sales based on the location of the external customer and identifiable assets by geographic region for the following years ended December 31 are:

(dollars in millions)	2016	2015	2014
Net sales
United States	$2,559.5	$2,378.4	$2,263.5
Europe	446.4	439.5	488.5
Asia-Pacific(A)	489.4	388.6	354.6
Other (A)	218.7	209.5	217.0
	$3,714.0	$3,416.0	$3,323.6
(A)	Beginning in 2016, net sales for Asia-Pacific are separately reported. Prior year amounts have been reclassified to conform to the current year presentation.

(dollars in millions)	2016	2015
Long-lived assets
United States	$410.3	$398.5
Europe	48.7	49.5
Asia-Pacific(B)	24.8	19.0
Other(B)	5.7	5.4
	$489.5	$472.4

(B)	Beginning in 2016, amounts for Asia-Pacific are separately reported. Prior year amounts have been reclassified to conform to the current year presentation.

Total net sales by product group category for the following years ended December 31 are:

	2016	2015	2014
(dollars in millions)
Vascular	$1,014.9	$970.3	$928.3
Urology	951.8	845.0	835.9
Oncology	1,012.1	936.9	910.9
Surgical Specialties	637.3	572.3	555.1
Other	97.9	91.5	93.4
	$3,714.0	$3,416.0	$3,323.6

16. Unaudited Interim Financial Information

2016	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
(dollars in millions except per share amounts)
Net sales	$873.5	$931.5	$941.9	$967.1	$3,714.0
Cost of goods sold	320.4	351.0	352.2	348.1	1,371.7
Income from operations before income taxes	142.9	207.7	112.2	200.9	663.7
Net income	116.2	159.2	96.4	159.6	531.4
Basic earnings per share available to common shareholders	1.56	2.14	1.30	2.15	7.15
Diluted earnings per share available to common shareholders	1.54	2.11	1.27	2.11	7.03

The first quarter 2016 included litigation charges of $48.9 million, net charges from acquisition-related items of $4.5 million primarily consisting of a purchase accounting adjustment of $5.8 million associated with the reversal of a liability with respect to certain revenue-based and manufacturing-related milestones, and restructuring and productivity initiative costs of $9.8 million. These items decreased net income by $39.4 million after tax, or $0.52 diluted earnings per share available to common shareholders.

C. R. BARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS–(Continued)

The second quarter 2016 included restructuring and productivity initiative costs of $11.9 million, net charges from acquisition-related items of $3.9 million primarily consisting of integration costs, and an asset impairment of $1.2 million. These items decreased net income by $11.3 million after tax, or $0.15 diluted earnings per share available to common shareholders.

The third quarter 2016 included litigation charges of $110.6 million, acquisition-related items of $5.0 million primarily consisting of integration costs, and restructuring and productivity initiative costs of $4.6 million. The income tax provision decreased $2.6 million due to the completion of certain IRS examinations. These items decreased net income by $81.5 million after tax, or $1.08 diluted earnings per share available to common shareholders.

The fourth quarter 2016 included litigation charges, net, of $45.7 million, a net benefit from acquisition-related items of $6.8 million primarily consisting of a benefit of $3.8 million related to integration costs and a benefit of $3.7 million related to purchase accounting adjustments, and restructuring and productivity initiative costs of $4.1 million. These items decreased net income by $27.6 million after tax, or $0.37 diluted earnings per share available to common shareholders.

2015	1st Qtr	2nd Qtr		3rd Qtr		4th Qtr	Year
(dollars in millions except per share amounts)
Net sales	$819.7	$859.8		$865.7		$870.8	$3,416.0
Cost of goods sold	311.2	333.7		336.3		320.0	1,301.2
Income (loss) from operations before income taxes	184.6	59.2		(52.4)		158.0	349.4
Net income (loss)	139.8	(54.7)		(86.0)		136.3	135.4
Basic earnings (loss) per share available to common shareholders(A)	1.85	(0.74)		(1.16)		1.82	1.80
Diluted earnings (loss) per share available to common shareholders(A)	1.82	(0.74	)(B)	(1.16	)(B)	1.79	1.77

(A)	Total per share amounts may not add due to rounding.
(B)
Common share equivalents primarily from share-based compensation plans were not included in the computation of diluted weighted average shares outstanding because their effect would have been antidilutive.

The first quarter 2015 included litigation charges of $10.3 million, a net benefit from acquisition-related items of $9.2 million primarily consisting of a purchase accounting adjustment of $10.2 million associated with the reversal of a liability with respect to a certain revenue-based milestone, and restructuring and productivity initiative costs of $3.9 million. These items decreased net income by $2.6 million after tax, or $0.03 diluted earnings per share available to common shareholders.

The second quarter 2015 included litigation charges, net, of $343.7 million, a gain of $210.5 million related to the Gore Proceeds, restructuring and productivity initiative costs of $8.5 million, and net charges from acquisition-related items of $4.5 million. These items increased net loss by $209.0 million after tax, or $2.73 diluted loss per share available to common shareholders.

The third quarter 2015 included litigation charges of $241.1 million, restructuring and productivity initiative costs of $14.6 million, and acquisition-related items of $2.5 million primarily consisting of integration costs. These items increased net loss by $240.5 million after tax, or $3.14 diluted loss per share available to common shareholders.

The fourth quarter 2015 included net charges from acquisition-related items of $33.9 million primarily consisting of purchase accounting adjustments of $24.3 million and integration costs of $5.4 million, restructuring and productivity initiative costs of $14.5 million, and an asset impairment of $4.5 million. These items decreased net income by $28.3 million after tax, or $0.37 diluted earnings per share available to common shareholders.